Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

GEORGIA-PACIFIC CHEMICALS LLC,

as the Seller

GEORGIA-PACIFIC LLC,

INGEVITY ARKANSAS, LLC,

as the Buyer

and

INGEVITY CORPORATION,

solely for the purposes of Section 10.18

Dated as of August 22, 2017

i

(Continued)

ii

(Continued)

iii

(Continued)

iv

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Crossett Sublease
Exhibit D	Form of CTO Supply Agreement
Exhibit E	Form of Intellectual Property Transfer Agreement
Exhibit F	Form of Paper Mill Services Agreement
Exhibit G	Form of Railcar Lease Agreement
Exhibit H	Form of Shared Services Agreement
Exhibit I	Form of Site Security Agreement
Exhibit J	Term Sheet for Toll Manufacturing Agreement
Exhibit K	Form of Transition Services Agreement

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 22, 2017 (this “Agreement”), between Georgia-Pacific Chemicals LLC, a Delaware limited liability company (the “Seller”), Georgia-Pacific LLC, a Delaware limited liability company (“Seller Parent”), Ingevity Arkansas, LLC, a Delaware limited liability company (the “Buyer”) and solely for the purposes set forth in Section 10.18, Ingevity Corporation, a Delaware corporation (“Buyer Parent”).

RECITALS

The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets used in the Business, and in connection therewith the Buyer is willing to assume certain Liabilities and obligations relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I.
DEFINITIONS

1.1         Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, charge, audit, inquiry, investigation, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Crossett Sublease, the CTO Supply Agreement, the Intellectual Property Transfer Agreement, the Paper Mill Services Agreement, the Railcar Lease Agreement, the Shared Services Agreement, the Site Security Agreement, the Toll Manufacturing Agreement and the Transition Services Agreement.

“Ancillary IP Rights” means, with respect to any Business Intellectual Property, any and all of the following: (i) rights to pursue and collect damages, costs, injunctive relief and other remedies for past, current, or future infringement, misappropriation, or conflict with such Business Intellectual Property, and (ii) royalties, fees, income and other payments and proceeds due or accrued as of the Closing Date and thereafter under or arising from such Business Intellectual Property.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Antitrust Law” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, with respect to certain assets and liabilities of the Seller relating to the Business, in substantially the form attached hereto as Exhibit A.

“Assumed Environmental Liabilities” has the meaning set forth on Schedule 1.1(a).

“Balance Sheet Date” means June 30, 2017.

“Bill of Sale” means a bill of sale, with respect to certain assets and liabilities of the Seller relating to the Business, in substantially the form attached hereto as Exhibit B.

“Business” means the business engaged in by the Seller and, to the extent applicable, Seller Parent and its other Subsidiaries immediately prior to the Closing through their pine chemicals business, including to the extent related to the (a) tall oil fractionation assets and operations of Seller Parent and its Subsidiaries; (b) assets and operations of Seller Parent and its Subsidiaries relating to the production or modification of tall oil fatty acids, tall oil rosins, rosin derivatives and formulated products; (c) Contracts and Intellectual Property relating to Oilfield Products and Mining Products; (d) research and development and technical services relating to the Products; and/or (e) development, manufacture and commercialization of the Products; provided that, notwithstanding the foregoing subsections (a)–(b), “Business” shall be deemed not to include assets or operations related to the Seller’s and Seller Parent’s spray-dry products, formaldehyde, urea formaldehyde concentrate, urea-formaldehyde, melamine-formaldehyde and phenol-formaldehyde thermosetting resin chemicals, paper chemicals, plywood, studmill and consumer products paper manufacturing businesses located at the Crossett Facilities; provided, further, that, notwithstanding the foregoing subsections (b)–(e), “Business” shall be deemed not to include (i) any manufacturing operations or assets located at Seller Parent’s facilities in Lufkin, Texas and Beaver Creek, Michigan (except for current inventory, Contracts and Intellectual Property that is related to the Products sold from such locations, which shall be deemed to be included), (ii) the sale, resale and brokerage to Third Parties worldwide of crude tall oil, crude sulfate turpentine derived from the pulping process, and other terpene products not derived directly from crude tall oil sources (the items in this subsection (ii), the “Merchant CTO Business”) or (iii) the conduct of research and development using the Products in the Other Businesses.

2

“Business Benefit Plan” means any Employee Plan that is sponsored, maintained or contributed to by the Seller or any of its Affiliates, in which any Business Employee participates.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employees” means (a) all individuals employed by the Seller immediately prior to the Closing Date (including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller and (iii) those on short-term disability under the Seller’s disability program), in each case whose duties exclusively relate to the operations of the Business regardless of the company payroll on which such individuals are listed and (b) those individuals who are set forth on Schedule 1.1(b). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the term “Business Employees” does not include employees of Seller represented by the United Steelworkers of America.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict) and Section 4.7 (Brokers).

“Buyer Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.

“Cash” means with respect to a Person, all cash and cash equivalents and marketable securities of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and primarily relates to the Business, except to the extent that such information (a) is an Excluded Asset or (b) was or is (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of the Seller, Seller Parent or any of their respective Affiliates or Representatives, (iii) later lawfully acquired by the Seller, Seller Parent or any of their respective Affiliates or Representatives from sources other than those related to the Seller’s prior ownership of the Business, or (iv) is developed by or for Seller or Seller Parent without reference to Confidential Information.

“Contracts” means all written and binding oral agreements, contracts, leases, subleases, outstanding purchase orders, arrangements, mortgages, instruments, licenses and legally enforceable commitments.

3

“control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Crossett Facilities” means the real property located in Crossett, Arkansas that is owned by a Subsidiary of Seller Parent, which is more particularly depicted on the image attached hereto on Schedule 1.1(c).

“Crossett Sublease” means the sublease agreement entered into between the Seller or one of its Affiliates, on the one hand, and the Buyer, on the other hand, in substantially the form attached hereto as Exhibit C.

“CTO Supply Agreement” means a CTO Supply Agreement in substantially the form attached hereto as Exhibit D.

“Current Assets” means the current assets of the Business as of the Closing, as further determined in accordance with the guidelines set forth on Schedule 1.1(d).

“Current Liabilities” means the current liabilities of the Business as of the Closing, as further determined in accordance with the guidelines set forth on Schedule 1.1(d).

“Data Room” means the electronic data room hosted by the Seller that is accessed through the “Business Partner” portal of the website www.intralinks.com and is located under a folder entitled “Project Cotton” as viewable by the Buyer.

“Effective Time” means 12:01 a.m. Eastern Standard Time on the Closing Date.

“Employee Plans” means, with respect to any Person, all “employee benefit plans,” as defined in Section 3(3) of ERISA, that are subject to ERISA, and all other material compensation arrangements, employment agreements, employee benefit plans, policies or programs, including severance, retention, incentive or bonus, deferred compensation, profit sharing, pension, retirement, welfare and equity compensation plans, in any case sponsored by such Person or with respect to which such Person makes contributions.

“Encumbrance” means any charge, claim, mortgage, license, lien, option, pledge, security interest, encumbrance or other restriction of any kind, other than any Permitted Encumbrance.

“Environmental Laws” means all Laws, whenever in effect, relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient or indoor air), pollution control, public or worker health and safety, odor, noise, or Hazardous Substances, including any Laws relating to the Release, threatened Release, presence, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, or relating to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, or relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; provided, however, that “Environmental Laws” means all such Laws in effect prior to or as of the Closing Date with respect to (a) subsection (a) of the definition of “Excluded Environmental Liability”, (b) subsection (c) of the definition of “Excluded Environmental Liability”, to the extent such Hazardous Substances are used or generated in the operation of the Business as of the Closing Date, (c) Section 3.17 and (d) as expressly set forth in Sections 8.5(a)(iv) and (b).

4

“Environmental Liabilities” means all Liabilities with respect to environmental matters, including those arising from or related to (a) the presence or Release of Hazardous Substances on, at or about the Owned Real Property or the Leased Real Property, including off-site impacts associated with the migration of such Hazardous Substances from the Owned Real Property or the Leased Real Property, (b) the compliance or non-compliance with Environmental Law and Environmental Permits, (c) the alleged or actual presence, disposal or Release of, or exposure to, Hazardous Substances or (d) any other Liabilities or costs arising under Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital, as set forth on the Estimated Adjustment Statement.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target, as set forth on the Estimated Adjustment Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

“Excluded Environmental Liabilities” has the meaning set forth on Schedule 1.1(e).

“Excluded Intellectual Property” means all Intellectual Property other than the Business Intellectual Property, including, for the avoidance of doubt, all Excluded Names and the Intellectual Property set forth on Schedule 2.1(b).

“Financial Statements” means the financial statements of the Business as attached to Schedule 1.1(f). The collective financial statements shall be prepared in accordance with GAAP except as set forth on Schedule 3.7(b) of the Disclosure Schedules.

“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, consistently applied.

5

“Governmental Authority” means any United States or non-United States national, provincial, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (public or private).

“GP Real Property” has the meaning given to such term in the Paper Mill Services Agreement.

“Hazardous Substance” means any (i) pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum and oils, its derivatives, by-products and other hydrocarbons, asbestos in any form that is or could become friable, polychlorinated biphenyls, or radiation and (ii) any other substance, waste or material, in each case, that is defined, listed, classified, or regulated as a pollutant or otherwise as “hazardous” or “toxic” under any applicable Environmental Law.

“Indebtedness” means, with respect to a Person, without duplication, (a) the principal of and accrued and unpaid interest and other Liabilities in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities) (c) all obligations under any deferred compensation or pension plan or arrangement, (d) all obligations of the type referred to in clauses (a), (b) and (c) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (e) all obligations of the type referred to in clauses (a) through (d) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (a) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Marks”); (b) patents and patent applications as well as any reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof and rights in respect of utility models or industrial designs (collectively, “Patents”); (c) copyrights and registrations and applications therefor (including all works of authorship and mask works) (collectively, “Copyrights”); (d) rights embedded in software; and (e) know-how, inventions, discoveries, methods, processes, technical data, research and development information, databases, trade secrets and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Proprietary Information”).

“Intellectual Property Transfer Agreement” means the intellectual property transfer agreement entered into between the Seller or one of its Affiliates, on the one hand, and the Buyer, on the other hand, in substantially the form attached hereto as Exhibit E.

6

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” or “Known” with respect to the Seller, means the knowledge of any of the persons listed on Schedule 1.1(g) after reasonable inquiry.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or Order of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person, including those arising under any Law (including Environmental Law), Action, or Order entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Losses” shall have the definition set forth on Schedule 1.1(h).

“Material Adverse Effect” means any event, change or effect that has had or would reasonably be expected to have a material adverse effect upon the business, assets, properties, results of operations or financial condition of the Business, or on the ability of Seller to consummate the transactions contemplated by this Agreement, other than any event, change, effect, resulting from or relating to: (a) applicable economic or market conditions affecting the United States generally or affecting the industry or markets in which the Business operates, (b) the identity of the Buyer or the announcement of the transactions contemplated by this Agreement, (c) (i) the execution and delivery of, compliance with the terms of, or the taking of any action required or permitted, or the failure to take any action prohibited, by this Agreement or the taking of any action requested by the Buyer or (ii) the consummation of the transactions contemplated by this Agreement, (d) any change or proposed change in GAAP or other accounting requirements or principles applicable to the Business or any change or proposed change in applicable Laws or the interpretation thereof, (e) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (f) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (g) general financial, banking, securities or capital market conditions, including interest rates or commodities or market prices, or changes therein, (h) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or (i) any matter referenced in the Disclosure Schedules or Financial Statements; provided, that any event, change or effect resulting from or relating to the foregoing in clauses (a), (d), (e), (f) and (g) shall be taken into account for purposes of determining a Material Adverse Effect to the extent that any such matter or matters adversely and disproportionately affect the Business relative to other Persons in the industry in which the Business operates.

“Mining Products” means collector and depressant products sold into the mining industry.

7

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Target” means $17,350,000.

“Oilfield Products” means liquid and dry emulsifier products, fluid loss additives, corrosion inhibitors and other drilling mud/fluid components sold into the oilfield industry.

“Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Other Businesses” means all businesses conducted prior to the Closing by the Seller and its Affiliates other than the Business and, for the avoidance of doubt, “Other Businesses” shall include the items set forth in the provisos to the definition of “Business”.

“Paper Mill Services Agreement” means a Paper Mill Services Agreement in substantially the form attached hereto as Exhibit F.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due, the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller for a period greater than 90 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (d) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the Transferred Assets in the Business and (e) licenses reflected in the Material Contracts.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“primarily related”, and words of similar import, when used in reference to Contracts related to the Business, means that greater than fifty percent (50%) of the trailing twelve month revenue or spending is attributable to the Business.

“Product” means those products which are set forth on Schedule 1.1(i).

“Purchase Price” means the Closing Purchase Price plus the Net Working Capital Surplus, if any, minus the Net Working Capital Deficit if any.

“Railcar Lease Agreement” means the railcar lease agreement entered into between Koch Rail, LLC and the Buyer, in substantially the form attached hereto as Exhibit G.

8

“Railcar Riders” means the items listed on Schedule 1.1(j).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, depositing, dispersing, dumping or disposing into the indoor or outdoor environment (including ambient or indoor air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Remedial Action” shall mean all actions required under applicable Environmental Laws to (a) clean up, remove, treat, respond to or manage any Release of Hazardous Substances, (b) perform pre-remedial studies and investigations or post-remedial monitoring and care as a result of any release of Hazardous Substances or (c) respond to or address a condition of violation of Environmental Laws or Environmental Permits.

“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a) or (b) (No Conflict), Section 3.4 (Title to Transferred Assets) (provided that Section 3.4 shall be deemed not to be a Seller Fundamental Representation for purposes of Section 7.3(a)), and Section 3.21 (Brokers).

“Shared Contracts” means those Contracts set forth on Schedule 1.1(k) that relate to both the Business and one or more of the Other Businesses.

“Shared Services Agreement” means a Shared Services Agreement in substantially the form attached hereto as Exhibit H.

“Site Security Agreement” means the site security agreement entered into between the Seller or one of its Affiliates, on the one hand, and the Buyer, on the other hand, in substantially the form attached hereto as Exhibit I.

“Specified Ancillary Agreements” means the CTO Supply Agreement, the Paper Mill Services Agreement, the Shared Services Agreement, the Site Security Agreement, the Toll Manufacturing Agreement and the Transition Services Agreement.

“Specified Consents” has the meaning set forth on Schedule 1.1(l).

“Straddle Environmental Liabilities” has the meaning set forth on Schedule 1.1(m).

“Subsidiary” of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

9

“Taxes” means any and all taxes of any kind whatsoever (including any income, franchise, special assessment, value-added, excise, transfer, stamp, sales, use, property, occupation, social security, gross receipts, profits, license, premium or windfall, withholding, estimated, payroll, escheat, abandoned and unclaimed property estimated, customs, duties, or any related charge in the nature of a tax) imposed by any Governmental Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto or with respect to the failure to file any Tax Return.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, collection or imposition of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments or schedules thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person who is not a party to this Agreement, including, for purposes of Section 8.8, insurance and similar providers.

“TOFRAC Plant Real Property” has the meaning given to such term in the Shared Services Agreement.

“Toll Manufacturing Agreement” means the toll manufacturing agreement entered into between the Seller or one of its Affiliates, on the one hand, and the Buyer, on the other hand, on the terms and conditions set forth on the term sheet attached hereto as Exhibit J and otherwise as mutually agreed by the parties hereto.

“Transition Services Agreement” means the transition services agreement entered into between the Seller or one of its Affiliates, on the one hand, and the Buyer, on the other hand, in substantially the form attached hereto as Exhibit K.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

1.2         Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Action	1.1
ADEQ	1.1
Adjustment Statement	2.11(b)
Affiliate	1.1
Agreement	Preamble
Allocation Schedule	6.1
Alternative Transaction	5.19
Ancillary Agreements	1.1

10

Definition	Location

Ancillary IP Rights	1.1
Anti-Corruption Laws	3.11(a)
Antitrust Authority	1.1
Antitrust Information or Document Request	1.1
Antitrust Law	1.1
Assignment and Assumption Agreement	1.1
Assumed Environmental Liabilities	1.1
Balance Sheet Date	1.1
Bill of Sale	1.1
Business	1.1
Business Benefit Plan	1.1
Business Day	1.1
Business Employees	1.1
Business Intellectual Property	2.1(b)
Business Patents	3.15(a)
Business Permits	2.1(f)
Business Registered IP	3.15(a)
Business Registered Marks	3.15(a)
Buyer	Preamble
Buyer Benefit Plans	5.6(c)
Buyer Fundamental Representations	1.1
Buyer Indemnified Parties	8.2
Buyer Material Adverse Effect	1.1
Buyer Parent	Preamble
Buyer Savings Plan	5.6(d)
Cash	1.1
Change of Control	5.15(a)
Closing	2.8
Closing Date	2.8
Closing Date Balance Sheet	2.11(b)
Closing Legal Impediment	7.1(a)
Closing Purchase Price	2.6
Code	1.1
Competing Activity	5.15(a)
Confidential Information	1.1
Confidentiality Agreement	5.8
Continuing Clients	10.21(a)
Contracts	1.1
control	1.1
controlled by	1.1
Copyrights	1.1
Crossett Facilities	1.1
Crossett Sublease	1.1
CTO Supply Agreement	1.1
Current Assets	1.1

11

Definition	Location

Current Liabilities	1.1
Data Room	1.1
Deductible	8.6(a)
Deferred Compensation Plan	3.16(k)
Disclosure Schedules	Article III
Dispute Notice	2.11(d)
Effective Time	1.1
Employee Plans	1.1
Encumbrance	1.1
Environmental Indemnity Matter	8.5
Environmental Laws	1.1
Environmental Liabilities	1.1
Environmental Permits	3.17(a)
ERISA	1.1
Estimated Adjustment Statement	2.7
Estimated Net Working Capital	2.7
Estimated Net Working Capital Deficit	1.1
Estimated Net Working Capital Surplus	1.1
Exchange Act	1.1
Excluded Assets	2.2
Excluded Environmental Liabilities	1.1
Excluded Intellectual Property	1.1
Excluded Liabilities	2.4
Excluded Names	5.11
Financial Statements	1.1
Fundamental Representations	1.1
GAAP	1.1
Governmental Authority	1.1
GP Real Property	1.1
Guaranteed Obligations	10.18(a)
Hazardous Substance	1.1
HSR Act	3.5
Indebtedness	1.1
Indemnified Guarantees	5.10(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accountant	2.11(c)
Intellectual Property	1.1
Intellectual Property Transfer and License Agreement	1.1
Inventory	2.1(e)
IRS	1.1
Knowledge	1.1
Known	1.1
Law	1.1
Leased Real Property	3.14(b)

12

Definition	Location

Liability	1.1
Losses	1.1
Marks	1.1
Material Adverse Effect	1.1
Material Contracts	3.18(a)
Merchant CTO Business	1.1
Mining Products	1.1
Net Working Capital	1.1
Net Working Capital Deficit	2.11(f)(ii)
Net Working Capital Surplus	2.11(f)(i)
Net Working Capital Target	1.1
Oilfield Products	1.1
Order	1.1
Other Businesses	1.1
Outside Date	9.1(c)
Owned Real Property	3.14(a)
Paper Mill Services Agreement	1.1
Patents	1.1
Per-Claim Threshold	8.6(a)
Permits	3.9(b)
Permitted Encumbrance	1.1
Person	1.1
Potential Contributor	8.7
primary related	1.1
Product	1.1
Proprietary Information	1.1
Protected Material	10.21(b)
Purchase Price	1.1
Purchase Price Adjustment	2.11(a)
Railcar Lease Agreement	1.1
Railcar Riders	1.1
Real Property	2.2(i)
Regulatory Termination Amount	9.2(a)(i)
Release	1.1
Remedial Action	1.1
Representatives	5.2(a)
Schedule Update	5.3
Seller	Preamble
Seller Fundamental Representations	1.1
Seller Indemnified Parties	8.3
Seller Parent	Preamble
Seller Pension Plan	5.6(d)
Seller Savings Plan	5.6(d)
Shared Contracts	1.1
Shared Services Agreement	1.1

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Definition	Location

Site Security Agreement	1.1
Specified Ancillary Agreements	1.1
Specified Consents	1.1
Specified Deferred Compensation Plan	5.6(d)
Straddle Environmental Liabilities	1.1
Subsidiary	1.1
Tax Return	1.1
Taxes	1.1
Taxing Authority	1.1
Termination Update	5.3
Third Party	1.1
Third Party Claim	8.4(a)
TOFRAC Plant Real Property	1.1
Toll Manufacturing Agreement	1.1
Trade Controls	3.11(b)
Transfer Taxes	6.3
Transferred Assets	2.1
Transferred Contracts	2.1(a)
Transferred Employees	5.6(a)
Transition Services Agreement	1.1
Treasury Regulations	1.1
under common control with	1.1
WARN Act	5.6(e)

Article II.
PURCHASE AND SALE

2.1         Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer all of the Seller’s and Seller Parent’s right, title and interest as of the Closing, free and clear of any Encumbrances, in, to and under the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” shall mean all of the Seller’s and Seller Parent’s right, title and interest in, to and under all of the assets, properties and rights (wherever located), whether tangible or intangible, referred to below:

(a)          (i) all Contracts to which the Seller or Seller Parent is a party that are primarily related to the Business, including those listed on Schedule 2.1(a)(i) (the “Transferred Contracts”) and (ii) subject to Section 2.5, all rights in respect of that portion of each Shared Contract to the extent relating to the Business;

(b)          other than as set forth on Schedule 2.1(b), all Intellectual Property owned by Seller Parent or any of its Subsidiaries used or held for use primarily in the Business, including the Business Registered IP (the “Business Intellectual Property”) and all Ancillary IP Rights related thereto;

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(c)          all accounts receivable, notes receivable and other receivables due to the Seller in connection with the Business to the extent reflected on the Adjustment Statement;

(d)          (i) all fixtures, structures, facilities, improvements, machinery, equipment, furniture, furnishings, vehicles (other than automobiles) and other tangible personal property owned or controlled by the Seller or Seller Parent located on the TOFRAC Plant Real Property or exclusively related to the Business, and all easements, licenses, rights and appurtenances relating to the foregoing to the extent applicable to the Business, in each case subject to the terms of the Shared Services Agreement and (ii) all machinery, equipment, furniture, furnishings and other tangible personal property owned or controlled by the Seller or Seller Parent located at Seller’s research and development facility in Decatur, Georgia and exclusively related to the Business;

(e)          all (i) raw materials (except with respect to crude tall oil), work-in-progress, samples, displays, finished goods and shipments in transit used or held for use primarily in the Business, (ii) packaging materials and other inventories used or held for use exclusively in the Business and (iii) all crude tall oil located at TOFRAC Plant Real Property or the remaining portion of the Crossett Facility leased by the Seller (collectively, the “Inventory”);

(f)           all Permits listed on Schedule 2.1(f) (the “Business Permits”);

(g)          all plant operating documents including plot plans, construction, technical, engineering, electrical and instrument drawings, process flow diagrams, process control schematics, standard operating procedures and standard operating instructions, in each case that are primarily related to the TOFRAC Plant Real Property as currently operated; provided, for the avoidance of doubt, that only a copy (and not an original) of any of the foregoing items shall constitute a Transferred Asset to the extent such item is not exclusively related to the Business;

(h)          copies of all available (i) customers’ and suppliers’ lists, other distribution lists, sales and promotional literature and manuals owned by the Seller to the extent relating primarily to the Business and (ii) all personnel files relating to Transferred Employees; provided that the Seller shall have the right to retain its own copies of any such records and other documents if such records and other documents are not exclusively related to the Business; provided, further, that the Seller may, before delivering such records and other documents to the Buyer, redact any information or data therefrom to the extent relating to any of the Other Businesses;

(i)           all credits, prepaid expenses and security deposits relating exclusively to the Business to the extent reflected on the Adjustment Statement;

(j)           all rights to causes of Action of any nature in favor of the Seller to the extent relating exclusively to the Business or the Transferred Assets and asserted based on events, occurrences or conditions occurring or existing after the Closing, including all rights under all guarantees, warranties, indemnities and similar rights in favor of the Seller;

(k)          all other tangible and intangible assets exclusively related to the Business;

(l)           those assets listed on Schedule 2.1(l);

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(m)          all of the storeroom inventory (including parts and spare parts) exclusively related to the Business at the Crossett Facilities and half of the storeroom inventory (including parts and spare parts) located at the Crossett Facilities that is shared between the Business and the Other Businesses; and

(n)          all goodwill related to the foregoing.

2.2         Excluded Assets. Notwithstanding anything contained in Section 2.1 or elsewhere to the contrary, the Seller and Seller Parent are not transferring, and the Buyer is not purchasing, any of the following assets, properties and rights of the Seller or any of its Affiliates, all of which shall be retained by such Persons (collectively, the “Excluded Assets”):

(a)          all assets, properties and rights which are not expressly set forth in
Section 2.1, including without limitation all assets, properties and rights which are (i) not primarily related to, or used or held for use primarily in, the Business or (ii) primarily related to, used or held for use in the Other Businesses;

(b)          all of the Seller’s Cash;

(c)          the corporate seals, organizational documents, minute books, stock books, corporate books and records of internal corporate proceedings, Tax records, work papers and other records having to do with the corporate organization of the Seller or any of its Affiliates;

(d)          the Excluded Intellectual Property;

(e)          all bank accounts of the Seller or Seller Parent;

(f)           any interest in or right to any refund of Taxes of the Seller or any of its Affiliates relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(g)          any insurance policies and rights, claims or causes of Action thereunder of the Seller or Seller Parent;

(h)          any Business Benefit Plan and any assets attributable thereto;

(i)           other than as set forth in Section 2.1(d), all real property, leaseholds and other interests in real property owned or leased by the Seller and its Affiliates, together with all right, title and interest in, to and under all structures, facilities or improvements currently or as of the Closing located thereon, all fixtures, systems, equipment and other items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing (the “Real Property”);

(j)           all of the Seller’s rights, claims, credits and causes of Action against third parties relating to any Excluded Asset or any Excluded Liability and all guarantees, warranties, indemnities and similar rights from Third Parties in respect of any other Excluded Asset or any Excluded Liability;

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(k)          all Permits and other licenses, approvals, authorizations, or similar items with respect of the Business listed on Schedule 2.2(k) that by their terms are not assignable to the Buyer;

(l)           all assets, properties and rights related to any accounting, computer, hardware, legal, human resources, payroll, treasury, insurance, transportation, tax or other general and administrative assets;

(m)         subject to Section 2.5, all rights in respect of that portion of each Shared Contract to the extent relating to the Other Businesses;

(n)          the assets listed on Schedule 2.2(n); and

(o)          all rights of the Seller and Seller Parent under this Agreement and the Ancillary Agreements.

2.3         Assumed Liabilities. Notwithstanding anything else to the contrary herein, at the Closing, the Buyer shall pay, perform or otherwise satisfy all Liabilities in full that are:

(a)          accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets by the Buyer after the Closing (or in connection with the transactions contemplated hereby to the extent explicitly stated in the Transaction Documents);

(b)          in respect of any Taxes to be paid by the Buyer pursuant to Section 6.2 or Section 6.3;

(c)          of the Seller or Seller Parent under the Transferred Contracts (including the performance of the Seller’s or Seller Parent’s, as applicable, obligations under such Transferred Contracts) and the Business Permits, but excluding any Liabilities to the extent arising from or relating to any breach or violation thereof by the Seller or Seller Parent (but, for clarity, including any Liabilities other than the Straddle Environmental Liabilities to the extent arising from a continuation of any such breach or violation by the Buyer on or after the Closing);

(d)          in respect of products manufactured, marketed, distributed or sold by the Business, in each case on or after the Closing;

(e)          arising or accruing at or after the Closing with respect to actions affirmatively taken by the Buyer relating to the Business Employees’ employment by the Buyer, including all such Liabilities expressly assumed by the Buyer pursuant to Section 5.6;

(f)           expressly assumed by the Buyer pursuant to Section 5.9(f), Section 6.2 and Section 6.3;

(g)          subject to Section 2.5, attributable to the Buyer’s proportionate interest in respect of any Shared Contract to the extent relating to the Business;

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(h)          included in the calculation of Net Working Capital on the Adjustment Statement, except as expressly listed on Schedule 2.3(h);

(i)           Assumed Environmental Liabilities; and

(j)           Straddle Environmental Liabilities (collectively with items (a) - (i) above, the "Assumed Liabilities").

2.4         Excluded Liabilities. The Buyer is not assuming and Seller Parent or one or more of its Subsidiaries shall pay, perform or otherwise satisfy, all Liabilities other than the Assumed Liabilities, including the following:

(a)          (i) all Taxes arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (except as otherwise provided in this Agreement), including any such Taxes imposed on the Buyer as a result of the Buyer being a transferee or successor with respect to the Business or the Transferred Assets, (ii) any Liability for Taxes imposed upon Seller or any of its Affiliates (or for which Seller or any of its Affiliates may otherwise be liable), without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or thereafter (including any Taxes of any Person imposed upon Seller or any of its Affiliates under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor by contract or otherwise), (iii) any Liability for Taxes of another Person as a result of a Contract or other agreement entered into on or prior to the Closing Date (other than as a result of any Contract that is a Transferred Asset to the extent Taxes under such Contract relate to periods (or portions thereof) beginning after the Closing Date), and (iv) any Taxes which are the responsibility of the Seller pursuant to Article VI;

(b)          except as set forth in Section 5.6, all Liabilities (i) arising out of or relating to the employment or termination of employment of or service by any current or former employee, consultant, contractor or leased employee of the Seller or Seller Parent on or prior to the Closing Date or (ii) arising in respect of or relating to Business Employees, Business Benefit Plans, or other employee benefit plans or workers compensation arrangements to which Seller has any obligation or Liability;

(c)          all Indebtedness of the Seller, Seller Parent and any of their respective Subsidiaries and Affiliates;

(d)          all Liabilities in respect of products manufactured, marketed, distributed or sold by the Business, in each case prior to the Closing;

(e)          Liabilities to the extent arising out of Excluded Assets, including, in the case of real property owned, leased or operated at any time by the Seller or any of its Affiliates in connection with the Business (other than the Owned Real Property or the Crossett Facilities);

(f)           Liabilities (including for infringement of any Intellectual Property of any other Person) to the extent arising out of any manufacturing or design defect in, or any warranty or product liability claim related to, or otherwise with respect to any unit of product of the Business manufactured or sold by the Seller prior to the Closing Date;

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(g)          Excluded Environmental Liabilities;

(h)          Liabilities for breach or violation by the Seller prior to the Closing to be such a breach or violation of any (i) Transferred Contract (ii) Law (other than, for the avoidance of doubt, any item set forth on Schedule 3.9) or (iii) Permit (but, for clarity, excluding in each case any Liabilities other than the Straddle Environmental Liabilities to the extent arising from a continuation of any such breach or violation by the Buyer on or after the Closing);

(i)           Liabilities related to any Action pending or threatened in writing against Seller or Seller Parent prior to the Closing Date, except as set forth on Schedule 2.3(h);

(j)           subject to Section 2.5, attributable to the Seller or Seller Parent’s proportionate interest in respect of any Shared Contract to the extent relating to the Other Businesses;

(k)          all Liabilities listed on Schedule 2.4(k); and

(l)           all Liabilities relating to the Other Businesses (including, subject to Section 2.5, in respect of any Shared Contract to the extent relating to the Other Businesses or that was Known prior to the Closing) (collectively with items (a) - (d) above, the “Excluded Liabilities”).

2.5         Consents to Certain Assignments; Shared Contracts.

(a)          Following the date hereof until ninety (90) days following the Closing, the Seller or Seller Parent, as applicable, shall, and shall cause any applicable Subsidiary of Seller Parent to, use its commercially reasonable efforts to (i) in respect of any Transferred Contract or Permit (including the Specified Consents) that requires the consent or waiver of a Third Party, obtain any such consent or waiver required to assign to the Buyer such Transferred Contract or Permit, without any conditions to such transfer or changes or modifications of terms thereunder and (ii) in respect of any Shared Contract, (A) if such Contract permits assignment in part, assign in part or sublicense such Contract to the Buyer or one or more designees of the Buyer, as applicable, or (B) if such Contract does not permit assignment or sublicensing, amend such Contract, in each case so that, as of the Closing Date, (x) the Buyer shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, to the extent relating to the Business, and (y) the Seller shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, to the extent relating to the Other Businesses.

(b)          Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, in no event shall the Seller, Seller Parent or any applicable Subsidiary of Seller Parent be required to transfer, assign, sublicense (or amend), in whole or in part, any Transferred Contract, Shared Contract or other Transferred Asset which is not transferrable or assignable or does not allow sublicensing (or cannot be amended) by its terms without the consent of a Third Party, would constitute a breach or other contravention under any agreement or Law to which the Seller, Seller Parent or any applicable Subsidiary of Seller Parent is a party or by which it is bound, or in any way adversely affect the rights of the Seller, Seller Parent or any applicable Subsidiary of Seller Parent or, upon transfer, the Buyer. The Buyer agrees that the Seller, Seller Parent and any applicable Subsidiary of Seller Parent shall not have any liability to the Buyer arising out of or relating to the failure to obtain any such consent or waiver that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom.

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(c)          If any Transferred Contract or Shared Contract cannot be so assigned or sublicensed by its terms or otherwise, or cannot be amended, or if such assignment, sublicense or amendment would impair the benefit the parties thereto derive from such Transferred Contract or Shared Contract, then, for a period of time not to exceed twelve (12) months from the Closing Date, the parties hereto shall, and shall cause each of their respective Affiliates to, take such other reasonable and permissible actions (including (x) entering into a subcontracting arrangement with the other party governing the parties’ relative obligations under the Transferred Contract or Shared Contract and (y) providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Transferred Contract or Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Transferred Contract or Shared Contract) to cause (i) the Buyer to receive the rights and benefits, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), of such Transferred Contract or portion of such Shared Contract to the extent relating to the Business, as applicable, and (ii) the Seller to receive the rights and benefits, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), of that portion of such Shared Contract to the extent relating to the Other Businesses, in each case, as if such Transferred Contract or Shared Contract (as applicable) had been assigned or sublicensed (or amended) pursuant to this Section 2.5.

(d)          Each of the Buyer, the Seller and Seller Parent shall, and shall cause each of their respective Affiliates to, (i) treat for all tax purposes the portion of each Shared Contract inuring to its respective businesses as assets owned by, and/or Liabilities of, as applicable, such party, beginning upon the Closing Date, and (ii) neither report nor take any tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law). Nothing herein is intended to create a partnership, joint venture, agency, or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or to subject the parties to joint and several or vicarious liability or to impose any duty, obligation, or Liability that would arise therefrom.

(e)          Nothing in this Section 2.5 shall require any party hereto to make any payment, incur any obligation or grant any concession for the benefit of (i) in the case of the Seller and Seller Parent, the Buyer and (ii) in the case of the Buyer, the Seller and Seller Parent, in order to effect any transaction contemplated by this Section 2.5, provided that the parties agree that the intent of this Section 2.5 is to permit Buyer to obtain, subject to the provisions hereof, the benefit of Transferred Contract or Shared Contract (to the extent relating to the Business) that cannot be assigned to the Buyer and the parties will work in good faith to ensure that any required payments in respect of Transferred or Shared Contracts are timely made and in accordance with Section 5.12.

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2.6         Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall pay, by wire transfer to a bank account designated in writing by Seller Parent to the Buyer at least two (2) Business Days prior to the Closing Date in immediately available funds, an amount equal to (a) $315,000,000, plus (b) the Estimated Net Working Capital Surplus, if any, minus (c) the Estimated Net Working Capital Deficit, if any (the “Closing Purchase Price”). In addition to the foregoing payment, the Buyer shall assume and pay, perform or otherwise satisfy the Assumed Liabilities in accordance with this Agreement. The Closing Purchase Price shall be subject to adjustment as provided in Section 2.11.

2.7         Estimated Adjustments to the Purchase Price. Not less than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement in the form attached hereto as Schedule 2.7 (the “Estimated Adjustment Statement”), which sets forth the Seller’s good faith estimate of (a) the Net Working Capital of the Business as of the Effective Time (the ”Estimated Net Working Capital”), (b) the balance sheet of the Business as of the Closing and (c) the Estimated Net Working Capital Surplus, if any, or the Estimated Net Working Capital Deficit, if any. The Estimated Adjustment Statement and each component thereof will be calculated in accordance with the guidelines set forth on Schedule 1.1(d). In the event that the Buyer disagrees with the Estimated Adjustment Statement or any of the components thereof or calculations therein, (i) Buyer shall within one (1) Business Day notify Seller in writing of such disagreement, setting forth the basis of such disagreement in reasonable detail and the adjustment, in the Buyer’s opinion, that should be made to the Estimated Adjustment Statement in order to comply with this Agreement and (ii) Seller shall consider in good faith Buyer’s comments to the Estimated Adjustment Statement and/or any of the components thereof or calculations therein.

2.8         Closing. Subject to the terms and conditions of this Agreement (including without limitation Section 5.20), the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia, 30309, at 10:00 A.M. local time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than (i) such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date and (ii) such conditions that have not been satisfied as a result of a Specified Ancillary Agreement (including any schedule, annex or exhibit thereto) not yet having been finalized pursuant to Section 5.20(a), including for the avoidance of doubt Section 7.3(e)) or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

2.9         Deliveries by the Seller. Subject to Section 5.20, at the Closing, the Seller will deliver or cause to be delivered to the Buyer (unless delivered previously) the following:

(a)          a duly executed counterpart of the Bill of Sale;

(b)          a duly executed counterpart of the Assignment and Assumption Agreement;

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(c)          a duly executed counterpart of the Intellectual Property Transfer Agreement;

(d)          a duly executed counterpart of the Transition Services Agreement;

(e)          a duly executed counterpart of the Crossett Sublease;

(f)           a duly executed counterpart of the Railcar Lease Agreement;

(g)          a duly executed counterpart of the Site Security Agreement;

(h)          a duly executed counterpart of the Toll Manufacturing Agreement;

(i)           a duly executed counterpart of the CTO Supply agreement;

(j)           a duly executed counterpart of the Shared Services Agreement;

(k)          a duly executed counterpart of the Paper Mill Services Agreement;

(l)           the certificate required by Section 7.3(c);

(m)         a duly executed certification of non-foreign status that complies with the requirements set forth in Treasury Regulation section 1.1445-2(b)(2);

(n)          the Estimated Adjustment Statement; and

(o)          copies (if applicable) of the Specified Consents.

2.10       Deliveries by the Buyer. Subject to Section 5.20, at the Closing, the Buyer will deliver or cause to be delivered to Seller Parent (unless delivered previously) the following:

(a)          a duly executed counterpart of the Bill of Sale;

(b)          a duly executed counterpart of the Assignment and Assumption Agreement;

(c)          a duly executed counterpart of the Intellectual Property Transfer Agreement;

(d)          a duly executed counterpart of the Transition Services Agreement;

(e)          a duly executed counterpart of the Crossett Sublease;

(f)           a duly executed counterpart of the Railcar Lease Agreement;

(g)          a duly executed counterpart of the Site Security Agreement;

(h)          a duly executed counterpart of the Toll Manufacturing Agreement;

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(i)           a duly executed counterpart of the CTO Supply agreement;

(j)           a duly executed counterpart of the Shared Services Agreement;

(k)          a duly executed counterpart of the Paper Mill Services Agreement; and

2.11       Post-Closing Adjustment of Closing Purchase Price.

(a)          The Closing Purchase Price shall be increased or reduced as set forth in this Section 2.11. Any increase or decrease of the Closing Purchase Price pursuant to this Section 2.11 shall be referred to as a “Purchase Price Adjustment”.

(b)          No later than one hundred and twenty (120) days after the Closing Date, the Buyer shall prepare and deliver to Seller Parent a statement (the “Adjustment Statement”) which includes (i) a balance sheet of the Business as of the Closing Date (the “Closing Date Balance Sheet”) and (ii) the Buyer’s good faith calculation of (A) the Net Working Capital of the Business as of the Effective Time based on the Closing Date Balance Sheet, (B) the Net Working Capital Surplus, if any or the Net Working Capital Deficit, if any and the Purchase Price Adjustment resulting therefrom. The Buyer will (x) permit the Seller, its Affiliates and their respective Representatives reasonable access during normal business hours (in a manner that does not unreasonably interfere with the operation of the Business) to the books, records, properties, premises, work papers, personnel and other information of the Business to permit the Seller, its Affiliates and their respective Representatives and advisors to review the Closing Date Balance Sheet or to address any dispute described in this Section 2.11(b) and (y) reasonably cooperate, and will cause its Affiliates and their respective Representatives and advisors to reasonably cooperate, in connection with such review or any dispute, including providing on a timely basis all other information reasonably necessary in connection with the review of the Adjustment Statement as is reasonably requested by the Seller or its advisors or Representatives.

(c)          Seller Parent and Buyer will conduct a joint physical count of the Inventory of the Business as of the Closing Date as soon as practicable after the Closing. The parties to this Agreement agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the guidelines set forth on Schedule 1.1(d). The Adjustment Statement and the calculation of the Net Working Capital contained therein shall entirely disregard (I) any and all effects on the assets or liabilities of the Business as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by the Buyer or any other transaction entered into by the Buyer in connection with the consummation of the transactions contemplated hereby and (II) any of the plans, transactions or changes which the Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Business, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities.

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(d)          Seller Parent shall, within thirty (30) days following its receipt of the Adjustment Statement, accept or reject in writing the Adjustment Statement submitted by the Buyer. If Seller Parent disagrees with the Adjustment Statement or the calculation of any component thereof, it shall give written notice to the Buyer of such dispute and the specific items and amounts to which Seller Parent objects within such period, including an alternative calculation thereof (such notice, a “Dispute Notice”). Should Seller Parent fail to deliver to the Buyer a Dispute Notice within such 30-day period, Seller Parent shall be deemed to agree with the Buyer’s calculations. In the event Seller Parent delivers a Dispute Notice, the Buyer and Seller Parent shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller Parent and the Buyer are unable to reach a resolution with such effect within thirty (30) days after the receipt by the Buyer of Seller Parent’s Dispute Notice, Seller Parent and the Buyer shall submit the items remaining in dispute for resolution to Deloitte & Touche LLP or, if such Person is unwilling or unable to serve, by a nationally recognized accounting firm mutually agreed upon in writing by Seller Parent and the Buyer (such identified or selected firm, the “Independent Accountant”). The Independent Accountant shall determine, based solely on the submissions by Seller Parent and Buyer, and not by independent review, only those items set forth in the Dispute Notice (and those raised by the Buyer in response thereto) that remain in dispute, and shall determine a value for any such disputed item which is equal to or between the final values for such disputed item proposed by the Buyer and Seller Parent in their respective submissions. No discovery will be permitted and no arbitration hearing will be held. The parties hereto shall request that the Independent Accountant issue its report as to all matters in dispute (and only such matters) and the determination of the Purchase Price Adjustment as soon as possible, but in any event within thirty (30) days after such dispute is referred to the Independent Accountant. The Independent Accountant shall not have the power to modify or amend any term or provision of this Agreement. The Buyer on the one hand, and Seller Parent on the other hand, shall bear all costs and expenses incurred by them in connection with such arbitration, except that the fees and expenses of the Independent Accountant hereunder shall be borne by the Buyer, on the one hand, and Seller Parent, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such remaining disputed items so submitted. This provision for arbitration shall be specifically enforceable by the parties hereto and the decision of the Independent Accountant in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(e)          The Purchase Price Adjustment shall be deemed final for the purposes of this Section 2.11 upon the earliest of (i) the failure of the Seller to deliver to the Buyer a Dispute Notice within the prescribed period set forth in Section 2.11(d), (ii) the resolution of all disputes set forth in any such Dispute Notice, pursuant to Section 2.11(d), by the Seller and the Buyer or (iii) the resolution of all disputes set forth in any such Dispute Notice, pursuant to Section 2.11(d), by the Independent Accountant. The Purchase Price Adjustment included in such final Adjustment Statement shall be conclusive and binding upon the parties hereto for the purposes of this Section 2.11.

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(f)           Upon finalization of the Adjustment Statement, the following adjustments will be made:

(i)          If the Net Working Capital as of the Effective Time as finally agreed in accordance with Section 2.11(e) is greater than the Estimated Net Working Capital plus $250,000 (the amount of the difference between the Net Working Capital as finally agreed and the Estimated Net Working Capital being the “Net Working Capital Surplus”), then the Closing Purchase Price shall be adjusted upward in an amount equal to the Net Working Capital Surplus and the Buyer shall pay or cause to be paid, within three Business Days of the finalization to the Seller an amount equal to such Net Working Capital Surplus by wire transfer in immediately available funds to one or more accounts designated by the Seller; and

(ii)         If the Net Working Capital as of the Effective Time as finally agreed in accordance with Section 2.11(e) is less than the Estimated Net Working Capital minus $250,000 (the positive amount of such difference between the Net Working Capital as finally agreed and the Estimated Net Working Capital being the “Net Working Capital Deficit”), then the Closing Purchase Price shall be adjusted downward in an amount equal to the Net Working Capital Deficit and Seller shall pay or cause to be paid, within three Business Days, to the Buyer an amount equal to such Net Working Capital Deficit by wire transfer in immediately available funds to one or more accounts designated by the Buyer.

(g)          If the Purchase Price Adjustment is zero (i.e. the Net Working Capital as of the Effective Time as finally agreed in the Adjustment Statement is equal to the Estimated Net Working Capital), there will be no payment required pursuant to this Section 2.11.

2.12       Withholding. The Buyer, its agents and any other Person required to make a payment under this Agreement shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under any applicable Tax Law; provided that, if the Buyer (or any such agent or other Person) determines that an amount is required to be deducted and withheld with respect to any such payment, the Buyer will provide the Seller with written notice of its intent to deduct and withhold reasonably in advance of making such payment, and the Buyer will reasonably cooperate with the Seller to seek to eliminate or reduce the basis for such deduction or withholding (including by providing the Seller with a reasonable opportunity to provide forms or other evidence that would establish an exemption from withholding). To the extent that amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III.
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

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3.1         Organization and Qualification.

(a)          The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not reasonably be expected to have a Material Adverse Effect.

(b)          Seller Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. Seller Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not reasonably be expected to have a Material Adverse Effect.

(c)          The execution, delivery and performance by the Seller and Seller Parent of this Agreement and each of the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, including the sale of the Transferred Assets to the Buyer, has been approved by all necessary limited liability company action. The Transferred Assets do not include (i) any, or any agreement to acquire, equity securities or other securities of any Person or any direct or indirect equity or other ownership interest in any other business, or (ii) any obligations to repurchase, redeem or otherwise acquire any equity securities or other securities of any Person.

3.2         Authority. The Seller and Seller Parent have full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Seller or Seller Parent will be a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller and Seller Parent of this Agreement and each of the Ancillary Agreements to which the Seller or Seller Parent will be a party and the consummation by the Seller and Seller Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller or Seller Parent will be a party will have been, duly executed and delivered by the Seller and Seller Parent (as applicable). This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller or Seller Parent will be a party will constitute, the legal, valid and binding obligations of the Seller and Seller Parent, enforceable against the Seller and Seller Parent in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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3.3         No Conflict; Required Filings and Consents. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and Schedule 3.5, the execution and delivery by the Seller and Seller Parent of this Agreement and each of the Ancillary Agreements to which the Seller and Seller Parent will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)          conflict with or violate the certificate of formation, limited liability company agreement or any other organization document of the Seller or Seller Parent;

(b)          conflict with or violate any Law applicable to the Seller, the Business or any of the Transferred Assets or by which the Seller or Seller Parent, the Business or any of the Transferred Assets may be bound or affected; or

(c)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, adverse modification, acceleration, payment or cancellation of, any Material Contract or Permit to which the Seller is a party or by which any of the Transferred Assets are bound;

except, in the case of clause (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that are not material to the Business.

3.4         Title to Transferred Assets. Other than real property interests (which are addressed in Section 3.14), the Seller owns and has good title to, or has a valid leasehold interest in, the Transferred Assets, free and clear of all Encumbrances, and, subject to Section 2.5, upon the Closing will transfer the Transferred Assets to the Buyer such that as of immediately following the Closing, the Buyer will own and have good title to, or have a valid leasehold interest in, the Transferred Assets, free and clear of all Encumbrances.

3.5         Governmental Consents. No material consent, approval, order, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Seller or Seller Parent with respect to the Seller’s or Seller Parent’s execution and delivery of this Agreement or the consummation by the Seller or Seller Parent of the transactions contemplated hereby, except for (a) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign Law, (b) compliance with any applicable requirements of the securities Laws or (c) as otherwise disclosed on Schedule 3.5.

3.6         Sufficiency of Assets. Except as set forth on Schedule 3.6, and except for the services and assets contemplated to be performed or provided pursuant to the Ancillary Agreements, the transfer to the Buyer of the Transferred Assets pursuant to this Agreement, together with the Buyer’s rights under this Agreement and the Ancillary Agreements, comprise in all material respects the assets required to operate the Business in substantially the same manner as such operations are currently conducted as of the date hereof. Each of the Transferred Assets is in all material respects maintained in good condition in accordance with Seller’s maintenance standards, normal wear and tear, depreciation and ordinary maintenance requirements excepted.

3.7         Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a)          The Seller has made available the Financial Statements to the Buyer.

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(b)          Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, each of the Financial Statements has been prepared in accordance with GAAP (except for normal year-end adjustments and the lack of footnotes thereto) and fairly presents in all material respects the consolidated financial position, results of operations and cash flows of the Business as of the dates and for the periods indicated therein.

(c)          Except as set forth on the Disclosure Schedules, as of the date hereof, the Business has no Liabilities other than (i) those reflected in the Financial Statements, (ii) those incurred since the Balance Sheet Date in the ordinary course of business or as contemplated by this Agreement (iii) for Taxes, (iv) under the executory portion of any Contract by which Seller Parent or any of its Subsidiaries is bound and (v) that would not reasonably be expected to exceed $1,000,000 in the aggregate.

(d)          The Seller is not party to any Contract relating to incurrence of Indebtedness with respect to the Business or the Transferred Assets.

3.8         Absence of Certain Changes or Events. Since December 31, 2016: (a) the Seller has conducted the Business in the ordinary course of business; (b) as of the date hereof, there has not occurred any Material Adverse Effect; (c) there has been no physical damage, destruction or loss in respect of the Transferred Assets that would reasonably be expected to have a Material Adverse Effect; and (d) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

3.9         Compliance with Law; Permits.

(a)          The Seller is in compliance in all material respects with all Laws applicable to it in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets.

(b)          The Seller is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate the Transferred Assets and to carry on the Business (the “Permits”) as currently conducted, except where the failure to have, or the suspension or cancellation of, any of the Permits would not be material to the Business. The Seller is in compliance with the Permits and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Seller, threatened, except, in each case, where the failure to so comply, or the suspension or cancellation of, any of the Permits would not be material to the Business.

3.10       Litigation. Except as set forth on Schedule 3.10, there is no, and in the past three (3) years has not been any, (a) Action by or against the Seller or any of its Subsidiaries in connection with the Business pending, or to the Knowledge of the Seller, threatened in writing, except as would not reasonably be material to the Business, (b) Order of any Governmental Authority materially impacting the operation of the Business or (c) settlement or other agreement with respect to Actions with any material outstanding obligations or limitations against Seller or any of its Subsidiaries in connection with the Business.

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3.11       International Trade & Anti-Corruption.

(a)          None of the Seller nor Seller Parent nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Seller, any agents or representatives acting on behalf of the Seller or Seller Parent (in each case, in connection with the Business) has in the past five (5) years, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign political activity; (ii) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any foreign political parties or campaigns from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”); or (iv) made, paid, offered, promised or given any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or any other Person. To the Knowledge of the Seller, no Governmental Authority is investigating or has conducted, initiated, or threatened any investigation of the Seller or Seller Parent, or any of their respective officers, directors, or employees in connection with an alleged or possible violation of any Anti-Corruption Laws (in each case, in connection with the Business). Neither the Seller nor Seller Parent (in connection with the Business) has (i) submitted any voluntary or involuntary disclosure to any Governmental Authority or (ii) conducted or received any written notice of an investigation, audit, or inquiry from any Governmental Authority or any other Person in connection with an alleged or possible violation of any Anti-Corruption Laws.

(b)          The Seller and Seller Parent, and their respective directors, officers, and employees, and, to the Knowledge of the Seller, all agents and representatives acting on behalf of the Seller or Seller Parent (in each case, in connection with the Business), are currently and at all times in the past five (5) years have been, in compliance with all applicable sanctions Laws, ex-im Laws, and U.S. antiboycott Laws (collectively, “Trade Controls”). None of the Seller nor Seller Parent nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Seller, any agents or representatives acting on behalf of the Seller or Seller Parent (in each case, in connection with the Business) is currently or has in the past five years been (i) a sanctioned Person; (ii) organized, resident or located in a sanctioned country; or (iii) otherwise in violation of applicable Trade Controls. To the Knowledge of the Seller, no Governmental Authority is investigating or has conducted, initiated, or threatened any investigation of the Seller or Seller Parent, or any of their respective officers, directors, or employees in connection with an alleged or possible violation of any Trade Controls (in each case relating to Seller Parent, in connection with the Business). Neither the Seller nor Seller Parent (in connection with the Business) has (i) submitted any voluntary or involuntary disclosure to any Governmental Authority or (ii) conducted or received any written notice of an investigation, audit, or inquiry from any Governmental Authority or any other Person in connection with an alleged or possible violation of any Trade Controls.

3.12       Employee Plans.

(a)          Schedule 3.12(a) sets forth a list of all material Business Benefit Plans as of the date hereof. With respect to each Business Benefit Plan set forth on Schedule 3.12(a), the Seller has made available to the Buyer a copy thereof, all amendments thereto (or, to the extent no such copy exists, a description of all material aspects of such Business Benefit Plan), and, to the extent applicable, each summary plan description thereof.

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(b)          Except as set forth on Schedule 3.12(b) or except as would not reasonably be expected to have a Material Adverse Effect, each Seller has satisfied and is not in default under the obligations of each Business Benefit Plan with respect to the Transferred Employees.

(c)          Except as set forth on Schedule 3.12(c) or except as would not reasonably be expected to have a Material Adverse Effect, each Seller Savings Plan (as defined in Section 5.6(d)) intending to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

(d)          Except as set forth in Section 3.12(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event) result in or is a precondition to (i) any Business Employee becoming entitled to severance pay, gratuity payments or any similar payments or benefits under a Business Benefit Plan, or (ii) the acceleration of the time of payment, vesting or funding, or an increase in the amount, of any compensation due to any Business Employee under a Business Benefit Plan.

3.13       Labor and Employment Matters. The Seller has made available (by email) to the Buyer a complete and accurate census of the Business Employees as of the date hereof, including the names, titles, and exempt/non-exempt status of each such Business Employee. Except as set forth on Schedule 3.13, as of the date hereof, the Business Employees are not represented by a trade union, works council, labor organization or other group that was either voluntarily recognized or certified by any labor relations board (including the United States National Labor Relations Board) or by any other Governmental Authority. Except as set forth on Schedule 3.13, as of the date hereof, the Seller is not a signatory to or bound by a collective bargaining agreement or other Contract with any trade union, works council, labor organization or group with respect to the Business or the Transferred Assets. As of the date hereof, no organized labor dispute, walk out, strike, hand billing, picketing or work stoppage involving the Business Employees has occurred, is in progress or, to the Knowledge of the Seller, has been threatened in the last two (2) years. As of the date hereof, there are no pending or, to the Knowledge of the Seller, threatened material grievances or arbitrations arising under any collective bargaining agreement and relating to the Business Employees. To the Knowledge of the Seller, as of the date hereof, there are, and for the past two (2) years there have been, no organizational efforts with respect to employees working in the Business. The Seller is and for the past two (2) years has been in compliance in all material respects with all applicable Laws relating to labor and employment matters applicable to the Seller in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, workplace safety, immigration, employee and worker classification, and the payment and withholding of social security and other payroll Taxes. Except as would not result in material Liability to the Business or the Transferred Assets: (i) the Seller has paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former employees and independent contractors under applicable Law Contract, and company policy and (ii) each individual who has provided services to the Seller in the past three (3) years and was classified and treated by the Seller as an independent contractor, consultant, or other service provider is and was properly classified for all applicable purposes. The Seller has not implemented any “plant closing” or “mass layoff” (as defined in the WARN Act) affecting employees working in the Business within the past ninety (90) days, and no such actions are currently contemplated, planned or announced. With respect to the transactions contemplated by this Agreement, the Seller has or prior to the Closing will satisfy all notice, consultation, bargaining and similar obligations it or any of its Affiliates owes to employees working in the Business or to their representatives.

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3.14       Real Property.

(a)          Schedule 3.14(a) lists the street address of each parcel of Real Property owned by the Seller or any of its Affiliates that is used or held for use in the operation of the Business (the “Owned Real Property”). Except as set forth on Schedule 3.12 or as would not reasonably be expected to have a Material Adverse Effect on the Business, (i) the Seller has good and marketable title in fee simple to all Owned Real Property, free and clear of all Encumbrances, (ii) the Seller has not received written notice from any Governmental Authority that any of the Owned Real Property is not in material compliance with all applicable Laws, (iii) to the Knowledge of the Seller, there is no pending or written threat of condemnation or similar proceeding affecting the Owned Real Property or any portion thereof and (iv) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b)          Schedule 3.14(b) lists the street address of each parcel of Real Property leased, subleased or licensed by the Seller that is used or held for use in the Seller’s operation of the Business (the “Leased Real Property”) and the identity of the lessor of each such parcel of Leased Real Property. Except as would not reasonably be expected to be material to the Business taken as a whole, (i) the Seller has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, (ii) the Seller has not received written notice from any Governmental Authority that any of the Leased Real Property is not in material compliance with all applicable Laws, (iii) all leases, subleases, licenses and other occupancy agreements in respect of the Leased Real Property are in full force and effect, the Seller has not received any written notice of a breach of default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, (iv) to the Knowledge of the Seller, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (v) the Seller has made available to the Buyer copies of all leases, subleases, licenses and other occupancy agreements in effect at the date hereof relating to the Leased Real Property and (vi) the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof and (vii) the Seller has not collaterally assigned or granted any other security interest in the leases, subleases, licenses and other occupancy agreements in respect of the Leased Real Property.

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3.15       Intellectual Property.

(a)          Schedule 3.15(a)(i) sets forth sets forth a list as of the date hereof of all registered Marks and applications for registration of Marks owned by the Seller or its Subsidiaries and used or held for use primarily in the Business (collectively, the “Business Registered Marks”), Schedule 3.15(a)(ii) sets forth a list as of the date hereof of all Patents owned by the Seller or its Subsidiaries and used or held for use primarily in the Business (collectively, the “Business Patents”) and Schedule 3.15(a)(iii) sets forth a list as of the date hereof of all registered Copyrights owned by the Seller or its Subsidiaries and used or held for use primarily in the Business (collectively, the “Business Registered Copyrights” and, together with the Business Registered Marks and the Business Patents, the “Business Registered IP”).

(b)          Except as set forth on the Disclosure Schedules, as of the date hereof, no Business Registered IP is currently involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of the Seller, no such action is or has been threatened with respect to any of the Business Registered IP. The Business Registered IP is, to the Knowledge of the Seller, valid and subsisting. As of the date hereof, the Seller has not received any written claim challenging the legality, validity, use, ownership or enforceability of any of the Business Registered IP. All maintenance fees, annuities and renewal fees due for payment prior to the Closing to maintain any of the material Business Registered IP have been paid.

(c)          Seller takes all steps reasonable under the circumstances to protect and maintain material Proprietary Information that constitutes Business Intellectual Property. The Seller has not disclosed any material Proprietary Information that constitutes Business Intellectual Property to a Third Party other than pursuant to a written, valid and enforceable confidentiality agreement providing for the non-disclosure of such Proprietary Information. The Seller requires each Person involved in proprietary aspects of the Business (including each employee or other Person to whom any Proprietary Information has been made available) to execute nondisclosure and confidentiality agreements and agreements providing for the assignment by such Person (by present assignment) to the Seller of any Intellectual Property arising out of such Person’s employment by, engagement by, or contract with Seller.

(d)          Except as set forth on the Disclosure Schedules, none of the Business Intellectual Property is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Seller.

(e)          None of the products or services distributed, sold or offered by the Business in any material respect (i) infringes upon, misappropriates or violates, and for the past three (3) years has not infringed upon, misappropriated or violated any Intellectual Property of any Third Party or (ii) constitutes, and for the past three (3) years has constituted unfair competition or trade practices under the laws of any jurisdiction. The Seller has not received any written notice asserting or suggesting that any such infringement, misappropriation, violation, or unfair competition or trade practices has occurred. To the Knowledge of the Seller, no Third Party is misappropriating or infringing and for the past three (3) years has infringed, misappropriated, or otherwise violated any Business Intellectual Property in any material respects. This Section 3.15(e) constitutes the only representation and warranty of the Seller with respect to any actual or alleged infringement or other violation of any Intellectual Property of any Third Party.

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3.16       Taxes.

(a)          All income and other material Tax Returns required to be filed with respect to the Transferred Assets or the Business have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained) and all such Tax Returns are true, correct and complete in all material respects.

(b)          All material Taxes payable with respect to the Transferred Assets or the Business (whether or not required to be shown on any Tax Return) have been paid.

(c)          No deficiencies for Taxes or other assessments relating to Taxes have been claimed, threatened, proposed or assessed in writing by any Taxing Authority with respect to the Transferred Assets or the Business.

(d)          There are no audits relating to Taxes with respect to the Transferred Assets or the Business ongoing, pending, threatened in writing or, otherwise to the Knowledge of the Seller.

(e)          None of the Transferred Assets (i) is subject to any Encumbrance or other security interest arising in connection with any failure or alleged failure to pay any Tax or (ii) constitute equity interests in an entity or an arrangement treated as a partnership for U.S. federal income or other applicable Tax purposes.

(f)           Within the past five (5) years, no unresolved claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction, which claim is with respect to, as a result of, or in relation to the Business or the Transferred Assets in connection with any payment to any employee, independent contractor or other Person.

(g)          The Seller is not a resident for Tax purposes, nor does it have a branch, permanent establishment, agency or other Tax presence, in any country other than the United States, in each case, as a result of or in connection with its ownership of the Transferred Assets or operation of the Business.

(h)          Seller has deducted, withheld and remitted to the appropriate Taxing Authority all material Taxes required to be deducted or withheld with respect to or in relation to the Business and the Transferred Assets in connection with any payment to any employee, independent contractor or other Person.

(i)           With respect to the Business or the Transferred Assets, Seller has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (A) the "deferral method" of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non U.S. Law) or (B) the method described in Treasury Regulation Section 1.451-5(b)(l))(ii) (or any similar method under state, local or non-U.S. law.

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(j)           With respect to the Business and the Transferred Assets, the Seller has properly collected and remitted all material sales, value added and similar Taxes with respect to sales made or services provided to its customers for which Taxes were required to be collected and remitted, and for all material sales or material services that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(k)          None of the Assumed Liabilities is an obligation to make a payment that may not be deductible under Section 280G of the Code.

(l)           Each Contract or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code with respect to the Transferred Assets or the Business to which the Seller is a party (collectively, a “Deferred Compensation Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Deferred Compensation Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Seller does not have any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code with respect to any such Deferred Compensation Plan.

This Section 3.16, together with the portions of Sections 3.7, 3.12, and 3.13 to the extent relating to Tax matters, represent the sole and exclusive representation and warranty of the Seller regarding Tax matters.

3.17       Environmental Matters. The representations and warranties contained in this Section 3.17 and Sections 3.3, 3.5, 3.7 and 3.8 are the sole and exclusive representations and warranties of the Seller pertaining or relating to Environmental Laws, all of which are subject to Section 8.5(f).

(a)          The operations of the Business are, and to the Knowledge of the Seller, have during the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate the Business (“Environmental Permits”).

(b)          The Seller is not subject to any unresolved, pending, or to the Knowledge of the Seller, threatened claim or notice alleging, solely with respect to the Business or the Transferred Assets, the Seller may be in material violation of any Environmental Law or any Environmental Permit or may have any material Liability under any Environmental Law.

(c)          There are no pending or, to the Knowledge of the Seller, threatened investigations, Actions or Orders involving the Business or the Transferred Assets under Environmental Laws, which would result in the Seller incurring any material Liability pursuant to any Environmental Law.

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(d)          The Seller has not received written notice from any Governmental Authority or other Person that the Business or any of the Transferred Assets is subject to any pending or threatened Action or claim arising out of the ownership, use, control or operation by the Business of any facility, site, area or property at or from which there was a Release of any Hazardous Substance or exposure to noise or odor, which claim, if adversely resolved, could result in the Seller incurring material Liability.

(e)          To the Knowledge of the Seller, with respect to the Business or the Transferred Assets, there are no existing conditions in, on, under, at or migrating from the Owned Real Property or Leased Real Property relating to or resulting from the presence, migration, Release of any Hazardous Substance in, on, under, at or from the Owned Real Property or Leased Real Property on or prior to the Closing Date at concentrations in soil, groundwater or other environmental media such that the failure to remove or remediate such conditions could constitute a material violation of, material Liability under, or material non-compliance with Environmental Law.

(f)           To the Knowledge of the Seller, no underground storage tanks, landfills, surface impoundments, disposal areas, asbestos-containing material, or material or equipment containing polychlorinated biphenyls are present at, in, on or under the Leased Real Property, Owned Real Property or facilities on such property.

(g)          The Seller has made available to the Buyer copies of all material written environmental, health and safety audits, assessments and reports produced since August 1, 2012 (including any such audits, assessments and reports reflecting health and safety conditions or environmental conditions of the soil, surface water and groundwater underlying the Leased Real Property and any pending notices of noncompliance with or Liability under Environmental Laws, to the extent in its possession or control relating to the Business or the Transferred Assets.

3.18       Material Contracts.

(a)          Schedule 3.18(a) sets forth, as of the date hereof, all Transferred Contracts to which Seller or Seller Parent is a party of the following categories (collectively, the “Material Contracts”):

(i)          Contracts for the employment of any Business Employee that is not terminable at-will;

(ii)         Contracts relating to retention, change in control, severance or other similar arrangements for any Business Employee;

(iii)        Contracts that are collective bargaining or other agreements with any labor union, works council, or other labor organizations with respect to the Business or the Transferred Assets;

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(iv)        Contracts that are settlement, conciliation, or similar agreements with any Governmental Authority or pursuant to which the Business or the Transferred Asserts have any material outstanding monetary or other obligation after the date of this Agreement;

(v)         Contracts for the sale of any Transferred Assets, other than in the ordinary course of business, for consideration in excess of $250,000;

(vi)        Contracts (other than Contracts that have expired on their terms but contain ongoing confidentiality obligations) pursuant to which (A) the Seller or Seller Parent permits any Person to use any of the Business Intellectual Property owned by the Seller or (B) any Person permits Seller to use, with respect to the Business, any Intellectual Property, other than, in each case, (x) Contracts for commercially available, off-the-shelf software and “click-wrap” or “shrink-wrap” licenses for software of a Third Party and (y) Contracts in which rights to use Intellectual Property are incidental and not material to such Contracts;

(vii)       Contracts limiting the freedom of the Seller or Seller Parent, solely with respect to the Business, to (A) compete with any other Person or (B) solicit business of any other Person, in each case, that would restrict the Buyer following the Closing;

(viii)      Contracts containing covenants granting any other Person an option or a right of first refusal, first offer or first negotiation to purchase or acquire any Transferred Assets;

(ix)        Contracts involving a sharing of profits or expenses, including any joint venture or partnership agreements;

(x)         Contracts (other than Contracts terminable without penalty upon ninety (90) days’ or less notice or any purchase orders entered into in the ordinary course) with any customer of the Business involving annual payments in excess of $250,000;

(xi)        Contracts (other than Contracts terminable without penalty upon ninety (90) days’ or less notice or any purchase orders entered into in the ordinary course) with any supplier or service provider of the Business involving annual payments in excess of $250,000;

(xii)       Contracts which involve annual expenditures by the Seller or Seller Parent of more than $500,000 or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Seller without penalty on notice of 180 days or less;

(xiii)      Contracts, with respect to the Business, with any distributor; or

(xiv)      Contracts with any Governmental Authority.

(b)          Schedule 3.18(b) sets forth, as of the date hereof, all contracts that are material with respect to the Business to which Seller or Seller Parent is a party that are not Transferred Contracts, but which otherwise fall within the categories provided in Section 3.18(a).

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(c)          Each Material Contract (i) is valid and binding on the Seller or Seller Parent, as applicable, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth on Schedule 3.3 are not obtained, shall continue in full force and effect, except as would reasonably be expected to have a Material Adverse Effect. The Seller is not, and to the Knowledge of the Seller, as of the date hereof, no other party thereto is, in breach of, or default under, or committed or failed to perform any act that with notice or lapse of time or both would constitute a default under, any Material Contract to which it is a party, except for such breaches or defaults that would not reasonably be expected to result in a material Liability to the Business. True, complete and accurate copies (other than, for the avoidance of doubt, with respect to redacted information relating to the Other Businesses) of the Material Contracts (other than, for the avoidance of doubt, certain Contracts set forth on Schedule 3.18(b)) have been made available to the Buyer.

3.19       Customers and Suppliers. Schedule 3.19 sets forth a true and complete list of the names of the ten largest customers to whom the Business has sold products during the year ended December 31, 2016 and during the six-month period ended June 30, 2017, and the ten largest unaffiliated suppliers or service providers from whom the Business has purchased supplies or services during the year ended December 31, 2016 and during the six-month period ended June 30, 2017. As of the date hereof, the Seller has not received any written notice or, to the Knowledge of the Seller any oral notice, from any customer or supplier whose name appears on such list that such customer or supplier intends to terminate or materially decrease its relationship with the Business after the Closing.

3.20       Inventory. All Inventory of the Business, is (a) located at properties owned or leased by the Seller or its Affiliates, (b) as of the date hereof, of good and merchantable quality and fit for the purpose for which it was procured or manufactured, (c) held by the Seller free and clear of any Encumbrances, (d) is usable and saleable in the ordinary course of business and (e) has been acquired by the Seller in bona fide transactions entered into in the ordinary course, except, in the cases of clauses (a) - (e), where the failure of such Inventory to be as described would not be material to the Business and except for obsolete materials and materials of below standard quality consistent with the reserves reflected on the Financial Statements. The Inventory conforms to their respective specifications, and are manufactured and packaged in compliance in all material respects with applicable Law.

3.21       Brokers. Except as set forth on Schedule 3.21, the fees of which will be paid by the Seller or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or like payment thereof in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

3.22       Affiliate Transactions. Except as set forth on Schedule 3.22 or as contemplated by this Agreement or the Ancillary Agreements, (a) the Transferred Assets do not include any contracts to which Seller, Seller Parent or any Affiliate thereof (with respect to the Business) on the one hand, and any Seller, Seller Parent or Affiliate of the Seller on the other hand, are party and (b) neither the Seller, nor any Affiliate of the Seller possesses, directly or indirectly, any material financial interest in any Person which is a material supplier, distributor, customer, lessor, lessee, or competitor of the Seller with respect to the Business.

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3.23       Accounts Receivable. All outstanding accounts receivable shown on the balance sheets included in the Financial Statements and that, as of the date hereof, remain outstanding are and all accounts receivable to be included in the computation of Net Working Capital shall be valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course (it being understood, for the avoidance of doubt, this Section 3.23 is not a guarantee of collection of all accounts receivable).

3.24       NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, NEITHER THE SELLER NOR SELLER PARENT, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE BUYER, ITS AFFILIATES, ITS REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE BUSINESS, THE BUSINESS’ ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATION AND PROJECTED OPERATIONS OF THE FOREGOING, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY (A) NEITHER THE SELLER NOR SELLER PARENT, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE BUYER, ITS AFFILIATES, ITS REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE SELLER TO THE BUYER IN THIS ARTICLE III AND (B) NEITHER THE SELLER NOR SELLER PARENT, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE BUYER, ITS AFFILIATES, ITS REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE BUYER OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLER OR SELLER PARENT IN CONNECTION WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, (II) ANY MANAGEMENT PRESENTATION OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE SELLER, SELLER PARENT, THE BUSINESS, THE BUSINESS’ ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR OTHERWISE.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1         Organization and Qualification.

(a)          The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that could not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          The board of directors of the Buyer has approved the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby, including the purchase of the Transferred Assets from the Seller, and determined that it is in the best interests of the Buyer and its stockholders to enter into this Agreement.

4.2         Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3         No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)          conflict with or violate the certificate of incorporation, bylaws or any other organization document of the Buyer;

(ii)         conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)        conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, modification, acceleration, payment or cancellation of, any material contract or agreement to which the Buyer is a party;

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except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that are not material to the Buyer.

(b)          No material consent, approval, order, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Buyer with respect to the Buyer’s or execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law, (b) compliance with any applicable requirements of the securities Laws or (c) as otherwise disclosed on Schedule 4.3.

4.4         Litigation. There is no Action by or against the Buyer pending or threatened in writing that could reasonably be expected to have a Buyer Material Adverse Effect.

4.5         Financing. The Buyer has sufficient funds (including pursuant to any draw down of existing credit facilities) to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Purchase Price.

4.6           Independent Review; No Reliance. The Buyer has conducted its own independent review and analysis of the Business and its condition, cash flow and prospects, and acknowledges that the Buyer has been provided access to the properties, premises and records of the Business for this purpose, including to certain projections, and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. The Buyer is knowledgeable about the industries in which the Business operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. In entering into this Agreement and the Ancillary Agreements, the Buyer has relied exclusively upon its own investigation and analysis and the representations and warranties expressly contained in Article III, and the Buyer:

(a)          acknowledges that, except as expressly provided in Article III, neither the Seller nor Seller Parent, nor any of its Affiliates or their respective Representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to the Buyer, its Affiliates, their respective Representatives or any other Person, with respect to the Business, its assets or properties, the Excluded Assets, the Excluded Liabilities, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose or future results;

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(b)          acknowledges that, without limiting the foregoing and notwithstanding anything to the contrary, (i) none of the Seller, Seller Parent, their respective Affiliates nor their respective Representatives shall be deemed to make to the Buyer, its Affiliates or their respective Representatives any representation or warranty other than as expressly made by the Seller to the Buyer in Article III and (ii) none of the Seller, Seller Parent, their respective Affiliates, nor their respective Representatives, has made, is making, or shall be deemed to make to the Buyer, its Affiliates or their respective Representatives any representation or warranty, express or implied with respect to (x) the information distributed or made available to the Buyer, its Affiliates or their respective Representatives by or on behalf of the Seller or Seller Parent in connection with this Agreement and the transactions contemplated hereby, (y) any management presentation or similar document or (z) any financial projection, forecast, estimate budget or similar item relating to the Business, its assets, liabilities, properties, financial condition, results of operation and projected operations of the foregoing;

(c)          agrees, to the fullest extent permitted by Law and except to the extent set forth in Article VIII, that neither the Seller nor any of its managers, directors, officers, employees, Affiliates, agents or Representatives shall have any liability or responsibility whatsoever to the Buyer on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer prior to the execution of this Agreement, or any errors therein or omissions therefrom; and

(d)          acknowledges that, neither the Seller nor any of its directors, officers, employees, Affiliates, agents or Representatives makes, has made or shall be deemed to have made, and that the Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, at law or in equity, with respect to the Business, other than the representations, warranties, covenants and agreements of the Seller that are expressly set forth in Article III of this Agreement.

4.7         Brokers. Except as set forth on Schedule 4.7, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Article V.
COVENANTS

5.1         Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1 or as required by applicable Law, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall (i) conduct the Business in the ordinary course (including with respect to making capital expenditures in the ordinary course) and in compliance in all material respects with applicable Law and (ii) use commercially reasonable efforts to preserve the present (A) business operations, organization and goodwill of the Business, and (B) relationships with customers and suppliers of the Business. Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1, as required by applicable Law or in the ordinary course of business consistent with past practice, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, in connection with the Business:

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(a)          sell, transfer, subject to Encumbrances or otherwise dispose of any Transferred Assets or any interest therein, other than immaterial dispositions and, for the avoidance of doubt, Inventory sold or disposed of in the ordinary course of business;

(b)          subject any Business Intellectual Property to any Encumbrance;

(c)          enter into or agree to enter into any merger or consolidation with, any Person, or invest in or otherwise acquire the securities of any other Person;

(d)          sell, assign, license, transfer, convey, lease or otherwise dispose of a material portion of the Transferred Assets, except, in each case, (i) pursuant to an existing Contract, (ii) for the avoidance of doubt, Inventory in the ordinary course of business or (iii) for the purpose of disposing of obsolete or worthless assets;

(e)          settle or compromise any pending or threatened Action, in a manner that would result in post-Closing restrictions on the conduct of the Business;

(f)           enter into, agree to enter into, or waive any material rights under any Contract (other than a renewal of an existing Contract on substantially no less favorable terms) that is a Material Contract as of the date hereof or that would be a Material Contract if entered into or so modified or amended prior to the date hereof;

(g)          authorize, or make any commitment with respect to, any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, except for capital expenditures made in connection with emergency repairs or other emergency work;

(h)          fail to maintain the portion of the Owned Real Property that is the subject of the Crossett Sublease in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(i)           settle any Tax claim or assessment, consent to (or request) and extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any Tax liability outside the ordinary course of business, fail to pay any Tax that becomes due and payable (including estimated Taxes), or prepare or file any Tax Return in a manner consistent with most recent past practice, in each case, with respect to the Transferred Assets or the Business;

(j)           implement or announce any material employee layoff or location closing;

(k)          hire any employees who would become Business Employees (other than (i) to replace employees who resign or retire or (ii) employees to be paid on an hourly basis, in each case of (i) and (ii) provided such hires are in the ordinary course of business), or terminate the employment of any Business Employee (other than for Cause terminations), alter the duties and responsibilities of any Business Employee so that he or she is no longer a Business Employee, or alter the duties or responsibilities of any employee of the Seller who is not a Business Employee so that he or she becomes a Business Employee;

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(l)           grant or announce any increase in the salaries, bonuses or other benefits payable to any Business Employees, other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements (including collective bargaining agreements) existing on the date hereof and disclosed to the Buyer prior to the date hereof, or (iii) end-of-year increases granted in the ordinary course of business, consistent with past practice;

(m)         cancel or compromise any material Indebtedness or claim or waive or release any material right of the Business, except, in each case, (i) with respect to trade disputes with customers or suppliers in the ordinary course of business that do not individually or in the aggregate exceed $500,000 individually or $1,000,000 in the aggregate or (ii) to the extent not primarily related to the Business; or

(n)          agree in a legally binding manner to do anything prohibited by this Section 5.1.

5.2         Covenants Regarding Information.

(a)          From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer and its officers, employees, agents, accountants, advisors, bankers and other representatives and advisors (such Persons, whether used in reference to any party herein, “Representatives”) reasonable access to the properties, offices, plants and other facilities, books and records of the Seller to the extent relating to the Business, and shall furnish the Buyer with such financial, operating and other data and information to the extent relating to the Business as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Seller and the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Seller’s counsel’s opinion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Tax Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.

(b)          Notwithstanding the foregoing, the Buyer and its counsel, environmental consultants, investment bankers, financial sources, lenders and other Representatives will not, without the Seller’s consent (which shall not be unreasonably withheld, conditioned or denied) prior to the Closing, be entitled to conduct any environmental assessments, studies, investigations, monitoring, or other inquiries pertaining to Environmental Laws or Hazardous Substances and relating to the Owned Real Property or the Leased Real Property, including any Phase I environmental site assessment, Phase II environmental site assessment, or other invasive sampling of soil, groundwater, air, any other environmental media, or building materials or equipment.

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(c)          During the period commencing on the Closing Date and ending on the date that is the seventh (7th) anniversary of the Closing Date, the Buyer will give Seller and Seller Parent reasonable access during Buyer’s regular business hours, upon reasonable advance notice, to books and records transferred to the Buyer solely to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of the Seller or its Subsidiaries in respect of periods ending on or prior to the Closing, or in connection with any Actions of the Seller. The Seller will be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 5.2(c). Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to disclose any information to the Seller or its Representatives if such disclosure would, in the Buyer’s counsel’s opinion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Tax Return filed by the Buyer or any Affiliate thereof or any of their respective predecessor entities.

(d)          In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven years after the Closing or, if shorter, the applicable statute of limitations or period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable advance notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall first be entitled to redact or otherwise remove any information that is not exclusively related to the Business; provided, further, that the Seller shall notify the Buyer in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records (which may be redacted in accordance with the immediately preceding proviso) in accordance with this Section 5.2(d).

(e)          During the period commencing on the Closing Date and ending on the date that is the seventh anniversary of the Closing Date, (i) the Buyer agrees to make personnel of the Buyer and its Subsidiaries that are employed by the Business reasonably promptly available during normal business hours and upon prior written notice to Seller Parent and its Subsidiaries, and (ii) Seller Parent agrees to make personnel of Seller Parent reasonably promptly available during normal business hours and upon prior written notice to the Buyer and its Subsidiaries, in each case to the extent such access is (x) necessary in connection with compliance with the terms and conditions of this Agreement, any Ancillary Agreement or any applicable Law or, (y) reasonably requested in connection with conferences, discovery, deposition, proceedings, hearings, arbitration, trials or appeals arising out of or related to any of the foregoing or the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, notwithstanding the foregoing, neither the Buyer nor its Subsidiaries shall be required to make personnel available (A) in connection with any dispute among the parties hereto or (B) if it jeopardizes any attorney-client or other legal privilege. The Seller shall reimburse the Buyer for any reasonable and documented out-of-pocket costs and expenses it incurs in connection with Section 5.2(e)(i) and the Buyer shall reimburse the Seller for any reasonable and documented out-of-pocket costs and expenses it incurs in connection with Section 5.2(e)(ii).

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5.3         Update of Disclosure Schedules; Knowledge of Breach. The Seller shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing (a “Schedule Update”); provided that in no event shall Seller have the right to update any Schedules required by Article I, Article II and Article V (other than to the extent contemplated by Section 5.6(a)) of this Agreement.  In the event that the Seller provides any Schedule Update, the matters set forth on such Schedule Update shall not be effective to cure and correct for purposes of Article VII any breach of any representation, warranty or covenant made on the date of this Agreement which would have existed if the Seller had not provided such Schedule Update.  In the event that prior to the Closing Date the Seller provides to the Buyer notification pursuant to the terms of this Section 5.3 of the failure of any condition in Article VII as a result of any breach of any representation, warranty or covenant of the Seller due to facts or events occurring subsequent to the execution of this Agreement that, but for this Section 5.3, would entitle Buyer to not consummate the Closing (a “Termination Update”), the Buyer may terminate this Agreement in accordance with Section 9.1 (for the avoidance of doubt, without paying a Termination Fee).  If the Buyer proceeds to consummate the Closing after receiving a Termination Update, the Buyer shall be deemed to have waived any and all rights, remedies or other recourse against the Seller to which Buyer might otherwise be entitled in respect of a breach that would be cured by such Termination Update, including any rights or remedies under Article VIII, and such Termination Update shall be effective to cure and correct for all other purposes any such breach of any representation, warranty or covenant which would have existed if the Seller had not provided such Termination Update, and all references to any Disclosure Schedule hereto which is supplemented or amended as provided in this Section 5.3 shall for all purposes after the Closing be deemed to be a reference to such Disclosure Schedule as so supplemented or amended.  If the Buyer proceeds to consummate the Closing after receiving any Schedule Update that is not a Termination Update, the Buyer shall be entitled to exercise any rights or remedies pursuant to this Agreement in respect of a breach that would be cured by such Schedule Update, including any rights or remedies under Article VIII, and such Schedule Update shall not be effective to cure and correct for any purpose any such breach of any representation, warranty or covenant which would have existed if the Seller had not provided such Schedule Update.

5.4         Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

5.5         Intercompany Arrangements. Effective as of the Closing, all arrangements, understandings or Contracts set forth on Schedule 5.5 shall be terminated without any party having any continuing obligation to the other. For the avoidance of doubt, any Contracts entered into by the Seller or any of its Affiliates with a Third Party shall not be terminated pursuant to this Agreement; however, except to the extent expressly provided in the Ancillary Agreements or otherwise agreed to in writing by the Seller and the Buyer, the Business shall no longer receive any benefits under such agreements, understandings or contracts.

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5.6         Employee Benefits.

(a)          Business Employees. As soon as practicable following the date hereof, but in any event, not less than fourteen (14) calendar days prior to the Closing Date, the Buyer shall offer employment (effective as of the Closing) to each active Business Employee (it being understood that Schedule 1.1(b) shall be modified (x) by the Seller for Business Employees who have left employment or the replacement thereof or (y) by mutual agreement of the Buyer and the Seller at least ten (10) Business Days prior to the Closing to reflect changes in the Persons comprising the Business Employees between the date hereof and the date of such modification) whether salaried or hourly, in a comparable job or position and geographic location as in effect immediately prior to the Closing Date, (i) at a salary or wage level and bonus opportunity that is comparable in the aggregate to the salary or wage level and bonus opportunity to which such Business Employees were entitled immediately prior to the Closing Date and (ii) with benefits, perquisites and other terms and conditions of employment that are at least as favorable in the aggregate as the benefits, perquisites and other terms and conditions that similarly situated employees of the Buyer and its Affiliates receive. All non-active Business Employees shall be offered employment by the Buyer if they return to active work within 180 days of the Closing Date, subject to each such Business Employee providing Buyer (upon Buyer’s request) with medical certification that they are able to perform the essential functions of their job with or without a reasonable accommodation. Business Employees who accept such offers of employment from and actually commence employment with the Buyer are referred to herein as “Transferred Employees”. The employment of each Transferred Employee shall be deemed terminated with Seller as of the date such employee commences employment with Buyer. The obligation of the Buyer to provide the conditions of employment relating to pay, severance and employee benefits in accordance with this Section 5.6(a) shall continue for a period ending not earlier than the one (1) year anniversary of the Closing Date. No later than the date that is five (5) Business Days prior to the Closing Date, the Buyer shall notify the Seller as to each Business Employee who has accepted employment with the Buyer or any of its Affiliates pursuant to this Section 5.6(a), and each Business Employee who has rejected the Buyer’s offer of employment. The Buyer shall not assume any of the Business Benefit Plans. The Buyer shall reimburse the Seller and its Affiliates for any costs incurred related to severance payments payable to the Business Employees solely as a result of the Buyer’s failure to make an offer of employment to such Business Employees in accordance with the terms of this Agreement and the Seller’s consequent termination of such Business Employee.

(b)          Service Credit. With respect to each employee benefit plan, policy and practice, including, without limitation, severance, vacation and paid time off plans, policies and practices, sponsored or maintained by the Buyer or its Affiliates, the Transferred Employees shall receive credit for all periods of employment and/or service with the Seller and its Affiliates (including service with predecessor employers, where such credit was provided by the Seller or its Affiliates) prior to the Closing for purposes of eligibility to participate, vesting credit, eligibility to commence benefits and severance).

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(c)          Employee Benefits — General; COBRA. Without limiting the generality of Section 5.6(a), the Buyer agrees that (i) effective not later than the Closing Date, the Buyer shall establish or have in effect employee benefit plans, programs and arrangements for the benefit of the Transferred Employees (collectively, “Buyer Benefit Plans”) in accordance with this Section 5.6, (ii) the Buyer will cause the Buyer Benefit Plans to recognize all costs and expenses incurred by the Transferred Employees (and their dependents and beneficiaries) up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, and, to the extent required by Law, to waive any preexisting condition, evidence of insurability, good health or actively-at-work exclusions for the Transferred Employees, (iii) for the remainder of the calendar year in which the Closing occurs and for the succeeding calendar year, the vacation and holiday plan offered to Transferred Employees shall be comparable in the aggregate to what the Seller or its Affiliates, as applicable, would have provided the Transferred Employees had they remained employees of the Seller or its Affiliates, as the case may be, and (iv) the Buyer shall have in effect for at least one year starting on the Closing Date severance and retention plans, practices and policies applicable to the Transferred Employees that are comparable in the aggregate to such practices and policies in effect immediately prior to the Closing Date with respect to the Business Employees as set forth on Schedule 5.6(c). Seller shall retain all Liabilities to provide continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA to Persons whose “qualifying event” occurs on or before the Closing, including for any Transferred Employee or any former Business Employee and the “qualified beneficiaries” of any such Transferred Employee or former Business Employee. Seller shall pay to the Transferred Employees (x) accrued salary and (y) bonuses in the ordinary course, in each case, as soon as practicably possible after the Closing Date; provided that, if the Closing occurs on or after January 1, 2018, the Buyer shall pay all bonuses in respect of 2018 to the Transferred Employees.

(d)          Defined Contribution and other Business Benefit Plans. Each Transferred Employee who is a participant in a defined contribution plan that is qualified under Section 401(a) of the Code (each, a “Seller Savings Plan”), a defined benefit plan that is qualified under Section 401(a) of the Code (each, a “Seller Pension Plan”), or a nonqualified deferred compensation plan, a supplemental retirement plan or a performance unit plan (each, a “Specified Deferred Compensation Plan”) shall cease to be an active participant under each such plan effective as of the Closing Date. Effective as of the Closing Date, the Buyer shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Savings Plan”) in which the Transferred Employees shall be eligible to participate. The Seller and its Subsidiaries shall take all actions necessary to fully vest Transferred Employees in their accrued benefits in the Seller Savings Plan, Seller Pension Plan and each Specified Deferred Compensation Plan. Each Transferred Employee who, prior to the Closing, participated in the Seller Savings Plan shall be eligible to receive a distribution of his or her account balance under the Seller Savings Plan in accordance with applicable plan provisions, and to elect to roll over such account (including any note representing any outstanding plan loan) into the Buyer Savings Plan. As of or promptly after the Closing, the Seller shall make to the Seller Savings Plan all employer contributions that would have been made on behalf of such employees through the Closing Date, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date in compliance with applicable plan provisions.

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(e)          WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 and any similar state or local or non-U.S. statute, rule or regulation (collectively, the “WARN Act”), and otherwise to comply with any such statute, rule or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees and occurring within the ninety (90) days immediately after the Closing Date, and shall hold harmless and indemnify Seller from and against any Liability or damages resulting from the Buyer’s failure to comply with the WARN Act. The Seller agrees to provide any required notice under the WARN Act, and any similar state or local or non-U.S. statute, rule or regulation and otherwise to comply with any such statute, rule or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring on or prior to the Closing Date, and shall hold harmless and indemnify Buyer from and against any Liability or damages resulting from the Seller’s failure to comply with the WARN Act.

(f)           Retention Payments. The Seller shall be responsible for covering the entire cost of all retention payments with respect to any retention agreements entered into by the Seller with the Transferred Employees, and (to the extent not paid directly by the Seller) shall transfer sufficient cash to the Buyer prior to the Buyer’s payment of such retention payments to enable the Buyer to pay one hundred percent (100%) of such retention payments to such Transferred Employees.

(g)          Collective Bargaining Agreements. Effective as of the Closing, the Buyer shall assume the collective bargaining agreement between the Seller and the International Association of Machinists & Aerospace Workers AFL-CIO, Local 1362 (the “Union”) to the extent covering Business Employees, subject to any modifications deemed necessary by the Buyer and agreed to by the Union, in the Buyer’s sole discretion, to reflect the separation of the Business from the Seller’s operations, including the substitution of the Buyer benefit plans and programs for the Seller benefit plans and programs (such collective bargaining agreement, as modified, the “Modified CBA”). Notwithstanding the foregoing provisions of this Section 5.6, the terms and conditions of employment of Transferred Employees covered by the Modified CBA shall, following the Closing Date, continue to be governed by such Modified CBA (as may be amended or modified following the Closing Date).

(h)          No Third-Party Beneficiaries. This Section 5.6(h) is solely for the benefit of the parties to this Agreement and is not intended to confer upon any other Persons any rights or remedies hereunder, including any third-party beneficiary rights. Nothing in this Agreement, express or implied, shall (i) limit the ability of the Buyer or any of its Affiliates from terminating the employment of any Person (including any Transferred Employee) at any time and for any or no reason; (ii) be construed to establish, amend or modify any Buyer Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (iii) limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any Buyer Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

5.7         Intercompany Accounts. The Seller shall settle and close out all intercompany accounts between the Business, on the one hand, and Seller Parent or any of its Subsidiaries, on the other hand, prior to the Closing; provided that The “Intercompany GP CTO Payables” balance on the Closing Date Balance Sheet, will be settled following the Closing as of the Closing Date and shall represent the total volume (in tons) of crude tall oil received by the Seller over the prior thirty (30) days multiplied by the Base Price (as defined in the CTO Supply Agreement).

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5.8         Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, dated as of February 3, 2017, between the Buyer and Seller Parent, as amended (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing, at which time (and only upon the Closing) such Confidentiality Agreement and the obligations of the parties under this Section 5.8 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the documents and materials referenced therein to the extent relating to the Business; provided, further, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, the Buyer and its Affiliates shall, and shall cause their respective Representatives to, treat and hold as confidential, and not disclose to any Person all information (including such information provided pursuant to Section 5.2) furnished or provided by the Seller, or any of its Affiliates or their respective Representatives to the extent such information is not related to the Business. During the period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date, Seller and Seller Parent will, and will cause their respective Subsidiaries and Affiliates to, hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, all Confidential Information. Notwithstanding the foregoing, (i) Seller, Seller Parent and their respective Subsidiaries and Affiliates may disclose Confidential Information to their respective Representatives and Affiliates or use Confidential Information in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the Seller and Seller Parent will be responsible for any breach of the confidentiality provisions of this Section 5.8 by such Representatives (excluding such Representatives who, after the date of this Agreement, become Representatives of the Buyer or any Affiliate of the Buyer) and (ii) Seller and its Subsidiaries and their respective Representatives may disclose Confidential Information to the extent required by applicable Law or Order or at the request of a Governmental Body; provided, that, to the extent permitted by Law, Seller and Seller Parent will, or, if applicable, will cause their Subsidiaries or Affiliates to, promptly notify Buyer to permit Buyer, at its expense, to seek a protective order or take other appropriate action. The obligations under this Section 5.8 to hold the Confidential Information in confidence after the Closing will be satisfied if the Seller, Seller Parent, their Subsidiaries and Affiliates and their respective Representatives exercise the same care with respect to the Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business consistent with past practice. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The Seller, Seller Parent and their respective Subsidiaries and Affiliates shall not disclose to any Third Party Proprietary Information related to the Business. The Seller, Seller Parent and their respective Subsidiaries and Affiliates shall protect and treat the Proprietary Information related to the Business, including any Proprietary Information or other confidential information related to the Transferred Assets or the Assumed Liabilities, with at least the same care, and to same extent, as it does its own Proprietary Information of like nature. Following the Closing, upon the reasonable request of the Buyer, Seller shall use its commercially reasonable best efforts, or shall cause its applicable Subsidiary to use its commercially reasonable best efforts to, assign over to the Buyer the benefit of any nondisclosure or confidentiality agreements with respect to Proprietary Information, confidential and other information that relates to the Business to which any Transferred Employee is subject.

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5.9         Antitrust Approvals.

(a)          Each of the parties shall use reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from other Persons all consents, approval authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In connection with the transactions contemplated by this Agreement, the Buyer and Seller Parent shall (and, to the extent required, shall cause their Affiliates and Subsidiaries, respectively, to) (i) comply promptly, but in no event later than ten (10) Business Days (or such period of time as the parties hereto may otherwise agree in writing) after the date hereof, with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable (and in any event within the required time periods for filing under applicable Antitrust Law), make such other filings or start pre-notification proceedings with any foreign Governmental Authorities as may be required under any applicable similar foreign Antitrust Law. Each of the parties shall use their reasonable best efforts to comply with any Antitrust Information or Document Requests made of Seller Parent and its Subsidiaries or the Buyer and its Affiliates.

(b)          Each of the parties hereto shall exercise reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary under applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, (i) obtaining termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign Antitrust Law, in each case, as soon as practicable, (ii) furnishing to Seller Parent or the Buyer, respectively, all information required for any application or other filing to be made pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with the Buyer’s, the Seller’s or Seller Parent’s prior filings) and (iii) otherwise cooperating with the other Party and its Subsidiaries in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transactions contemplated by this Agreement or other Ancillary Agreements as in violation of any Antitrust Law or any similar foreign Law, the Buyer shall use its reasonable best efforts (x) to contest and resist any such Action, including to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and (y) to have vacated, lifted, reversed or overturned as soon as practicable any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement or other Ancillary Agreements. The Buyer shall not, without the written consent of the Seller, enter into any agreement with any Antitrust Authority agreeing not to consummate the transactions contemplated by this Agreement or other Ancillary Agreements. The parties hereto agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority to delay any of the transactions contemplated by this Agreement and the Ancillary Agreements, except with the prior written consent of the other party or parties hereto. The Buyer shall not, and shall cause its Affiliates not to, enter into any transaction, or any Contract, agreement or understanding to effect any transaction (including any merger or acquisition), that might reasonably be expected in more than a de minimis way to make it more difficult, or to increase the time required, to obtain (1) the expiration or termination of the waiting period under the HSR Act or such other approval, consent or clearance as may be necessary, proper or advisable under any foreign Antitrust Law or (2) all other authorizations, consents, orders, and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

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(c)          In no event shall Buyer or Seller be required to commit or agree to: (i) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Seller Parent or its Subsidiaries or the Buyer or its Affiliates, (ii) the creation or termination of relationships, ventures, contractual rights or obligations of Seller Parent or its Subsidiaries or the Buyer or its Affiliates or (iii) any other actions that after the Closing would limit the freedom of the Buyer’s or any of its Affiliates’ freedom of action with respect to, or ability to retain their assets, businesses, services, products or product lines in order to obtain required approvals, consents, or clearances under Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)          Neither Party hereto shall be required to enter into any agreements or commitments or take any other actions to resolve any such Actions if such agreement, commitment or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) result in any of the transactions contemplated by this Agreement and the Ancillary Agreements being rescinded following the Closing or (iii) limit or otherwise adversely affect the right of the Buyer (or any Affiliate thereof) to operate all or any portion of the Business immediately after the Closing.

(e)          Each party hereto shall promptly furnish to the other parties copies of any notices or written communications received or given by Seller Parent or any of its Subsidiaries or Buyer or any of its Affiliates from or to any Third Party or any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and the parties hereto shall permit counsel to the other party an opportunity to review in advance, and the parties hereto shall consider in good faith the views of such other party’s counsel in connection with, any proposed written communications by Seller Parent or any of its Subsidiaries or Buyer or any of its Affiliates to any Third Party or any Governmental Authority concerning the transactions contemplated by this Agreement and the Ancillary Agreements. The parties hereto agree to provide the other party and its counsel the opportunity, on reasonable advance notice, to attend and participate in any substantive meetings or discussions, either in person or by telephone, between Seller Parent or any of its Subsidiaries or Representatives or Buyer or any of its Affiliates or Representatives (as applicable), on the one hand, and any Third Party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby and the Ancillary Agreements. Subject to the foregoing, the Buyer shall consult in advance with the Seller and in good faith take the Seller’s views into account regarding the overall strategic direction of any Action, as applicable, and consult with the Seller prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such Action, as applicable.

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(f)           The Buyer shall be solely responsible for and pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.10       Release of Guarantees.

(a)          The parties hereto shall use their reasonable best efforts to cause Buyer or one of its Affiliates to be substituted in all respects for the Seller and any of its Affiliates, and for Seller and its Affiliates to be released, effective as of the Closing, in respect of all obligations of the Seller and any of its Affiliates under each of the guarantees, leases, indemnities, letters of credit, surety bonds, letters of comfort, commitments, understandings, agreements and other obligations of such Persons solely to the extent arising in respect of any Assumed Liability or for the benefit of any obligation of the Business or the Transferred Assets (solely in its capacity as such) listed on Schedule 5.10(a). For any items listed in Schedule 5.10(a) for which the Buyer or one if its Affiliates is not substituted in all respects for the Seller and its Affiliates (and for which the Seller and its Affiliates are not released) effective as of the Closing, the Buyer shall continue to use its reasonable best efforts to effect such substitution and release after the Closing.

(b)          After the Closing, the Buyer shall forever indemnify, defend and hold harmless the Seller and any of its Affiliates against any Losses that the Seller or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) the Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, lease, indemnity, surety bond, letter of credit, letter of comfort or other obligation solely to the extent arising in respect of any Assumed Liability or for the benefit of any obligation of the Business or the Transferred Assets (solely in its capacity as such) listed on Schedule 5.10(b) (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any of the Indemnified Guarantees; or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

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5.11       Excluded Names.

(a)          The Buyer acknowledges that, from and after the Closing Date, the Seller or its applicable Affiliate shall have the absolute and exclusive proprietary right to all names, marks, source identifiers, trade names, trade styles, logos and trademarks, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (i) incorporating the name “Koch”, the trademarks and service marks “Georgia-Pacific®,” “GP,” “MARKET BASED MANAGEMENT®” and “MBM®,” the GP logo, and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing and (ii) any derivations, translations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto or dilutive thereof (collectively “Excluded Names”). The Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any Excluded Name in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that the Buyer may continue to sell any products, that are included in the Inventory on the Closing Date and that bear an Excluded Name (as limited by any existing agreements the Seller may have with Third Parties) until the supplies thereof existing on the Closing Date have been exhausted, but in any event for not longer than ninety (90) days from the Closing Date unless change of product registration is required to continue to sell products under new names. The Buyer may continue to sell all products under the Excluded Name where change of registration will require more than ninety (90) days from the Closing Date due to no fault of the Buyer until such time products are registered under the Buyer’s new names for the product. Such use will be in a form and manner and with standards of quality consistent with the Seller’s use of such literature, materials or products in the conduct of the Business prior to the Closing. From and after the expiration of such ninety (90)-day period or longer as may be necessary due to product registration under new names, the Buyer shall delete or cover (as by stickering) any such name, phrase or logo from any item included in the Inventory that bears such Excluded Name and take such other actions as may be necessary or advisable to clearly and prominently indicate that neither the Buyer nor any of its Affiliates is affiliated with the Seller or any of its Affiliates. The Seller shall have the right to terminate the limited rights granted to the Buyer pursuant to the foregoing sentences of this Section 5.11, effective five (5) Business Days after providing notice of such intent to terminate, if the Buyer fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of the Seller in relation to the use of any Excluded Name and Buyer does not cure such noncompliance within five (5) Business Days of receiving Seller notice thereof. The Buyer shall indemnify and hold harmless Seller and its Affiliates for any claims or losses arising from or relating to the use by the Buyer of any Excluded Names pursuant to this Section 5.11.

(b)          Following the Closing, Seller Parent shall not (and shall cause its Affiliates to not): (i) (1) use or register or apply for (or renew any registration or application for) any of the Marks disclosed on Schedule 2.1(b)-1; (2) register or apply for (or renew any registration or application for) any Internet domain name registration, social media handle or account, or corporate name or entity name consisting entirely of any of the Marks disclosed on Schedule 2.1(b)-1; or (3) authorize or cooperate with any Person to take any action referred to in clauses (1) and (2); and (ii) (1) oppose, seek cancellation of, object to, challenge the strength or validity of, or otherwise attack the Buyer’s or any of its Affiliates’ ownership, application, or registration of, or (2) oppose, object to, challenge, or otherwise attack the Buyer’s or any of its Affiliates’ or any of its or their respective customers’, resellers’, suppliers’, or licensees’ use consistent with the Seller’s use of such marks prior to the Closing of, in each of clauses (1) and (2) any Business Registered Marks; provided, that, nothing in this Section 5.11(b) shall prevent the Seller, Seller Parent or any of their respective Affiliates from complying with any order issued by a Governmental Authority, defending itself in any Action, or enforcing this Agreement.

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(c)          Seller Parent shall (and shall cause its Affiliates to) abandon or permit to lapse all right, title and interest in and to the Marks disclosed on Schedule 2.1(b)-1.

5.12       Refunds and Remittances. After the Closing: (i) if Seller Parent or any of its Subsidiaries receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, Seller Parent or its Subsidiary (as applicable) promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller Parent or any of its Subsidiaries in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller Parent or such Subsidiary (as applicable).

5.13       Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.

5.14       Public Announcements. On and after the date hereof, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, the applicable rules of any stock exchange on which a Party lists securities, or by GAAP in the preparation of financial statements that either Party or any of its Subsidiaries or Affiliates provides to Third Parties pursuant to contractual obligations. Notwithstanding the foregoing, the parties hereto understand and agree that Buyer Parent anticipates making a filing with the U.S. Securities and Exchange Commission with a copy of this Agreement attached as an exhibit thereto (but for the avoidance of doubt, not including any schedules, annexes or exhibits thereto) promptly following the date hereof.

5.15       Noncompetition; Nonsolicitation.

(a)          Noncompetition. During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, none of Seller Parent nor its Subsidiaries will, nor will such Person direct any of their respective Affiliates to, anywhere in the world, engage in the Business, including, without limitation, the production, manufacturing, and/or marketing of the Products (a “Competing Activity”); provided, that the foregoing will not prohibit Seller Parent or any of its Subsidiaries, from:

(i)          the acquisition of all or any portion of the assets or equity interests of any Person engaged in a Competing Activity; provided that if the Competing Activity accounts for more than twenty five (25%) of the revenues of such assets or such Person (based on the latest relevant annual financial statements), Seller Parent will, or, if applicable, will cause its Subsidiaries to use commercially reasonable efforts to (A) limit such Competing Activity or (B) divest a portion of the assets that constitute such Competing Activity, in the case of each of clauses (A) and (B), within one year after the consummation of the acquisition and solely to the extent required to comply with the revenue thresholds set forth in this Section 5.15(a)(i);

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(ii)         the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other voting equity interest of any Person engaged in a Competing Activity, so long as such ownership interest represents not more than twenty percent (20%) of the aggregate voting power of such Person;

(iii)        the acquisition, holding of investments or direct or indirect ownership of any non-convertible debt or non-convertible debt securities of any Person engaged in a Competing Activity;

(iv)        the acquisition, holding of investments or direct or indirect ownership of any capital stock or other equity interest, whether voting or non-voting, of any Person engaged in a Competing Activity which capital stock or other equity interest is received by Seller Parent or any of its Subsidiaries in connection with any bankruptcy, insolvency or similar proceeding, provided, that Seller Parent or such Subsidiary disposes of such capital stock or equity interest following receipt thereof in accordance with its usual commercial practices with respect thereto;

(v)         owning, engaging in, conducting or operating (A) any of the Excluded Assets, or (B) any business (other than the Business) now, previously or hereafter conducted by Seller Parent or any of its Subsidiaries, including Other Businesses; or

(vi)        performing its obligations or exercising its rights under this Agreement or any of the Ancillary Agreements.

Each investment or acquisition made by Seller Parent or any of its Subsidiaries that is subject to the provisions of this Section 5.15(a) must be permissible hereunder at the time of such investment; provided, however, that any such investment or acquisition of the type described in the immediately foregoing clauses (i) or (ii) which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 5.15(a). Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control (as defined below) of Seller Parent or any of its Subsidiaries, this Agreement shall not limit or prohibit the controlling Person or group (or its Affiliates) after such Change of Control transaction from engaging in any of the Competing Activities or any other activities prohibited pursuant to this Section 5.15(a). “Change of Control” with respect to a Person means (i) the acquisition at any time by a Person or “group” (as used in Sections 13(d) and 14(d)(2) of the Exchange Act) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of the outstanding equity securities of such Person or any successor of such Person; (ii) any sale or disposition of substantially all of the assets of such Person; or (iii) any merger, consolidation, or statutory share exchange to which such Person is a party as a result of which the Persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than fifty percent (50)% of the surviving corporation. For the avoidance of doubt, the restrictions set forth in this Section 5.15(a) will survive any change of control and will continue to apply to Seller Parent notwithstanding such change of control.

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(b)          Nonsolicitation. During the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date:

(i)          Seller Parent will not, and will cause its Subsidiaries not to (and will not direct any Affiliate or third party search firm retained by it and acting on its behalf to) hire or employ, or solicit the employment of, or make or extend any offer of employment to, any Transferred Employee; provided that the restrictions of this Section 5.15(b)(i) will cease to apply to any such Person after the three (3)-month anniversary of the date of termination of his or her employment with Buyer (or Buyer’s applicable Affiliate). Nothing in this Section 5.15(b)(i) will restrict or prevent Seller Parent or any of its Subsidiaries from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms provided that they are not instructed to solicit the employees described in this Section 5.15(b)(i) or, in either case, hiring any employee who responds to such generalized searches or search firm solicitations.

(ii)         Buyer will not, and will cause its Subsidiaries not to, hire or employ, or solicit the employment of, or make or extend any offer of employment to, any employee or independent contractor of the Seller located at the Crossett Facility; provided that the restrictions of this Section 5.15(b)(ii) will cease to apply to any such Person after the three (3)-month anniversary of the date of termination of his or her employment with Seller. Nothing in this Section 5.15(b)(ii) will restrict or prevent the Buyer or any of its Subsidiaries from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms provided that they are not instructed to solicit the employees described in this Section 5.15(b)(ii) or, in either case, hiring any employee who responds to such generalized searches or search firm solicitations. Prior to the Closing, without the prior written consent of the Buyer, the Seller and Seller Parent shall not take any action, and shall cause their Subsidiaries not to take any action, such that any Person who would have otherwise been a Business Employee becomes an employee of or other service provider to the Seller, Seller Parent or any Affiliate thereof with respect to the Other Businesses.

5.16       Wastewater Permit. As soon as practicable following the date hereof, Seller shall take all necessary actions to cause the modification, amendment, or reissuance of the wastewater discharge permit issued to Georgia-Pacific Crossett LLC by the Arkansas Department of Environmental Quality (Permit Number AR0001210) to allow Seller to treat wastewater discharged by the Business after the Closing to the extent such wastewater discharge does not exceed the full capacity of the equipment operated by the Business prior to the Closing and is similar in content to the wastewater discharged by the Business prior to the Closing.

5.17       Further Assurances. Subject to, and without amendment of, Section 2.5, following the date hereof until the Closing, each of the parties hereto will use its commercially reasonable efforts to (a) take all actions within its control necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, after the Closing Date, the Buyer shall have sole responsibility for recording any document (and performing any associated action) with the applicable United States Governmental Authority to perfect its right, title and interest in material Business Intellectual Property; provided that the Seller shall provide Buyer with reasonable cooperation and assistance at Buyer’s request and expense (including the execution and delivery of any documentation as may be reasonably required) in connection with such recording. To the extent any Transferred Asset is owned or held by any Subsidiary of Seller Parent (other than the Seller), Seller Parent will cause such transferee Subsidiary to comply with all obligations of the Seller hereunder in respect of such Transferred Asset, including by executing the Assignment and Assumption Agreement or Bill of Sale, as applicable.

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5.18       Delivery of Financial Information.

(a)          Seller shall deliver to the Buyer and Buyer Parent the following, in each case, prepared in a manner consistent with the Financial Statements:

(i)          as soon as practicable, but in any event on or prior to the Closing Date, with respect to the fiscal quarters ended March 31, 2017 and June 30, 2017, (A) an unaudited balance sheet with respect to the Business as of the end of such fiscal quarter, (B) an unaudited profit and loss statement of the Business for such fiscal quarter and for the three or six months then ended, as applicable and (C) an unaudited statement of cash flows of the Business for such fiscal quarter and for the three or six months then ended, as applicable;

(ii)         as soon as practicable, but in any event within seventy-five (75) days after the end of each fiscal year of the Business ending after the date hereof and prior to the Closing Date, (A) an unaudited balance sheet with respect to the Business as of the end of such fiscal year, (B) an unaudited profit and loss statement of the Business for such fiscal year and (C) an unaudited statement of cash flows of the Business for such fiscal year;

(iii)        as soon as practicable, but in any event within forty five (45) days after the end of each fiscal quarter ended on or after September 30, 2017 and prior to the Closing Date, (A) an unaudited balance sheet with respect to the Business as of the end of such fiscal quarter, (B) an unaudited profit and loss statement of the Business for such fiscal quarter and for the three, six or nine months then ended, as applicable and (C) an unaudited statement of cash flows of the Business for such fiscal quarter and for the three, six or nine months then ended, as applicable; and

(iv)        on or prior to sixty (60) days following the Closing Date, (A) an unaudited balance sheet with respect to the Business as of the Closing Date, (B) an unaudited profit and loss statement of the Business for the period from the first day after the end of the calendar quarter immediately preceding the Closing Date to and including the day immediately prior to the Closing Date and (C) an unaudited statement of cash flows of the Business for the period from the first day after the end of the calendar quarter immediately preceding the Closing Date to and including the day immediately prior to the Closing Date.

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(b)          In addition, the Seller and Seller Parent covenant and agrees that, following the Closing Date, they will provide the Buyer and Buyer Parent and their independent accountants with reasonable access during normal business hours, under the supervision of the Seller’s or Seller Parent’s personnel and in such a manner as not unreasonably to interfere with the normal operation of the Seller, Seller Parent and the Other Businesses, to all books, records and other information within their control solely to the extent relating to the Business and access to the Seller’s and Seller Parent’s independent accountants and accounting and financial reporting personnel in order to enable Buyer and Buyer Parent and their independent accountants to prepare, support and complete such other financial statements and financial and other information and disclosure documents (including a management’s discussion and analysis) as required by Law or any of the Buyer’s or Buyer Parent’s lenders or other financing sources for periods ending on or prior to the Closing Date or that include the Closing Date. The Seller and Seller Parent may invoice Buyer for services provided in connection with Seller’s and Seller Parent’s obligations under this Section 5.18(b) at Seller’s allocated cost therefor, and Seller and Seller Parent shall not be required to perform such services beyond one year after the Closing Date.

5.19       Exclusive Dealing. From the date hereof through the Closing, Seller Parent will, and will direct its Affiliates and each of its and their Affiliates’ respective Representatives to, cease and terminate immediately all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any person or entity conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction (as defined below). In addition, Seller Parent will not, and will direct its Affiliates and each of its and their Affiliates’ respective Representatives not to, (a) solicit, initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction, (b) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information (including information contained in any electronic dataroom) with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (c) authorize, engage in, or enter into any agreement or understanding with respect to, any Alternative Transaction. For purposes of this Section 5.19, “Alternative Transaction” means (i) any merger, consolidation, share exchange or other similar transaction involving all or any material portion of the Business, (ii) any sale of any material portion of the assets of or issuance or sale of any equity interests in the Business or any material portion thereof (other than sales of inventory by the Company to its customers in the ordinary course of business consistent with past practice), (iii) any other business combination transaction involving all or any material portion of the Business or the Business's interests or assets or (iv) any other transaction undertaken by the Company or any of their respective Representatives which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, in each case other than any such transaction with Buyer or any of its Affiliates.

5.20       Specified Ancillary Agreements.

(a)          Interim Covenant to Finalize. Following the date hereof until the Closing, the parties hereto shall work together in good faith to finalize each Specified Ancillary Agreement (including any schedule, annex or exhibit thereto); provided, however, for the avoidance of doubt, in no event shall the mere failure of the parties hereto to agree upon a finalized form of any Specified Ancillary Agreement prior to the Closing be deemed a breach of Section 2.9 or this Section 5.20 for purposes of Section 7.3(b), Section 7.3(d) (as it relates to Section 7.3(b)), Article VIII or otherwise.

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(b)          Effect on Closing; Post-Closing Operations. Notwithstanding the foregoing and anything to the contrary herein, the parties hereto acknowledge and agree that if the final form of one or more of the Specified Ancillary Agreements (including any schedule, annex or exhibit thereto) has not yet been agreed, but all of the conditions to the obligations of the parties set forth in Article VII (other than (i) such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date and (ii) such conditions that have not been satisfied as a result of any such Specified Ancillary Agreement (including any schedule, annex or exhibit thereto) not yet having been finalized, including for the avoidance of doubt Section 7.3(e)) have been satisfied or, to the extent permitted by applicable Law, waived, then:

(i)          the parties hereto shall execute and deliver each such Specified Ancillary Agreement (other than the Toll Manufacturing Agreement) in the form attached as an exhibit hereto;

(ii)         such conditions that have not been satisfied as a result of any Specified Ancillary Agreement (including any schedule, annex or exhibit thereto) not yet having been finalized, including for the avoidance of doubt Section 7.3(e), shall be deemed satisfied and the parties hereto shall thereafter proceed with the Closing in accordance with Section 2.8;

(iii)        the parties hereto shall work together in good faith to finalize each Specified Ancillary Agreement (including any schedule, annex or exhibit thereto) as promptly as practicable following the Closing; and

(iv)        until the execution and delivery of each Specified Ancillary Agreement (including any schedule, annex or exhibit thereto) that has not yet been finalized as of the Closing, the conduct of the parties hereto shall be governed by the terms and conditions of the applicable form of or term sheet in respect of such Specified Ancillary Agreement that is attached to this Agreement as an Exhibit.

5.21       Railcar Leases. The parties hereto will use their commercially reasonable efforts to transfer and assign the Railcar Riders to Buyer in accordance with the terms of Section 2.5.  If the Railcar Riders cannot ultimately be transferred and assigned to Buyer, Seller Parent will cause Koch Rail, LLC to enter into a sublease agreement with respect to the railcars subject to the Railcar Riders on terms and conditions substantially similar to those set forth in the Railcar Riders.

5.22       Cooperation; Access. In order to facilitate a smooth transition, for a period of three (3) months following the Closing, Buyer Parent shall cause the Seller, its Affiliates and Representatives to have reasonable access during the Buyer’s normal business hours, upon reasonable advance notice, to any Transferred Employee who, on or prior to the date hereof, has provided support both to the Business and any of the Other Businesses.

5.23       Removal of Construction and Demolition-Related Material. Prior to Closing, the Seller shall make commercially reasonable efforts to remove the construction and demolition-related material located on the east side of the derivatives building up to the eastern-most property line of the TOFRAC Plant Real Property (also referenced as the lay-down area). In the event the Seller is unable to complete the removal of this material prior to the Closing, the parties hereto agree to cooperate to provide the Seller with the access the Seller needs to the TOFRAC Plant Real Property to complete the removal of the material after the Closing. In no event shall the Seller allow the material to remain on the TOFRAC Plant Real Property for more than six (6) months after the Closing. Removal of the material shall be at the Seller’s sole cost and expense.

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Article VI.
TAX MATTERS

6.1         Purchase Price Allocation. Within thirty (30) days after the final determination of the Adjustment Statement, the Buyer shall deliver to the Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (together with the Assumed Liabilities and any other items treated as consideration for the Transferred Assets for Tax purposes) among the Transferred Assets. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Such allocation shall be deemed final unless the Seller shall have notified the Buyer in writing of any disagreement with the Allocation Schedule within fifteen (15) days after submission thereof by the Buyer. In the event of such disagreement, the Buyer and the Seller shall use their respective commercially reasonable efforts to reach agreement on a reasonable allocation. In the event that the Buyer and the Seller do not reach such agreement, the Independent Accountant shall make a determination as to each disputed item, which determination shall be final and binding upon the Buyer and the Seller. The fees and expenses of such Independent Accountant shall be borne on a pro rata basis based upon the inverse of the degree to which the Independent Accountant has accepted the respective positions of the Seller and the Buyer. The Buyer and the Seller agree to file their respective IRS Forms 8594 and all federal, state, and local Tax Returns in accordance with the Allocation Schedule as finally determined hereunder. The Buyer and the Seller each agree to promptly provide the other party with any other information required to complete the Allocation Schedule and their respective Forms 8594. The Allocation Schedule shall be adjusted in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, to reflect any adjustments to the Purchase Price.

6.2         Apportionment of Certain Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied on a per diem basis with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer based on the number of days in such taxable period up to and including the Closing Date and the number of days in such taxable period after the Closing Date. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such taxable period ending on the Closing Date, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such taxable period after the Closing Date.

6.3         Transfer Taxes. All transfer, documentary, sales, use, stamp, value-added, registration and other such Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. To the extent Buyer or Seller or any of their respective Affiliates is required by Law to pay any Transfer Taxes, Seller or Buyer, as applicable, shall reimburse Buyer or Seller, as applicable, for fifty percent (50%) of any portion of such Transfer Taxes so paid. The party required by applicable Law will, at its own expense, file any necessary Tax Returns and other documentation with respect to any Transfer Taxes, and, if required by applicable Law, the other party or its Affiliates will join in the execution of any such Tax Returns and other documentation. The parties will reasonably cooperate with each other to provide any certificate or other document necessary to mitigate, reduce or eliminate any Transfer Tax, provided that on or prior to the Closing Date, the Buyer or an Affiliate of the Buyer shall provide to the Seller any applicable valid exemption certificates which would relieve the Seller of the obligation to collect and remit some or all of such Transfer Taxes.

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6.4         Cooperation on Tax Matters. The Buyer and the Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns relating to the Transferred Assets or the Business and any audit, litigation or other proceeding with respect to Taxes relating to the Transferred Assets or the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither the Buyer nor any of its Affiliates shall have the right at any time to examine the Tax Returns or Tax work papers of the Seller or any of its Affiliates for any purpose, to the extent that such Tax Returns or Tax work papers do not relate to the Business or the Transferred Assets.

Article VII.
CONDITIONS TO CLOSING

7.1         General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)          No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits, nor shall there be pending any Action in which any Governmental Authority is seeking to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (a “Closing Legal Impediment”).

(b)          All consents, authorizations, waivers or approvals of any Governmental Authority as may be required to be obtained in connection with the execution, delivery or performance of this Agreement, the failure to obtain of which would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall have been obtained, including the expiration or termination of all applicable waiting periods (and any extensions thereof) under the HSR Act and under any other Law that requires a mandatory merger control filing with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

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7.2         Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller and Seller Parent in their sole discretion:

(a)          The representations and warranties of the Buyer contained in Article IV of this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except (A) in the case of Buyer Fundamental Representations, for de minimis inaccuracies and (B) in the case of all other representations and warranties of the Buyer contained in Article IV of this Agreement, where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) set forth therein) has not had a Buyer Material Adverse Effect.

(b)          The Buyer shall have in all material respects performed all covenants required by this Agreement to be performed by it prior to or at the Closing.

(c)          An authorized officer of the Buyer shall have executed and delivered to the Seller a certificate as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d)          The Seller shall have received each of the items and documents required to be delivered pursuant to Section 2.10.

7.3         Conditions to Obligations of the Buyer. Subject to Section 5.20, the obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)          (i) The representations and warranties of the Seller contained in Article III of this Agreement (in each case, without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifications or exception contained therein) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except (A) in the case of Seller Fundamental Representations, for de minimis inaccuracies, and (B) in the case of all other representations and warranties of the Seller contained in Article III of this Agreement, where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the words “material” and “Material Adverse Effect”) set forth therein) has not had a Material Adverse Effect; and (ii) the representation and warranty of the Seller contained in Section 3.4 of this Agreement shall be true and correct in all material respects both when made and as of the Closing Date.

(b)          The Seller shall have in all material respects performed all covenants required by this Agreement to be performed by it prior to or at the Closing (other than Section 5.1(ii), with respect to which the Seller’s and Seller Parent’s compliance or noncompliance shall not be taken into account for purposes of this Section 7.3(b) or, as it relates to Section 7.3(b), Section 7.3(d)).

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(c)          Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(d)          Seller shall have executed and delivered to the Buyer a certificate as to the Seller’s compliance with the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(e)          The Buyer shall have received each of the items and documents required to be delivered pursuant to Section 2.9.

(f)           The Buyer shall have received (i) an audited GAAP combined balance sheet and related statements of operations, comprehensive income, net parent investment and cash flows of the Business including the notes thereon for the last full fiscal year ended at least seventy five (75) days prior to the Closing Date (which audit shall be in accordance with auditing standards generally accepted in the United States of America), (ii) in form satisfying the requirements of AICPA AU-C 930, Interim Financial Information, an unaudited independent auditor reviewed combined balance sheet and related statements of operations, comprehensive income, net parent investment and cash flows of the Business for (w) the six-month period ending June 30, 2017 (if the Closing Date occurs prior to November 13, 2017) or (x) the nine-month period ending September 30, 2017 (if the Closing Date occurs between November 13, 2017 and March 31, 2018) or (y) the three-month period ending March 31, 2018 (if the Closing Date occurs between May 11, 2018 and August 9, 2018) or (z) the six-month period ending June 30, 2018 (if the Closing Date occurs between August 10, 2018 and November 9, 2018) (and the corresponding period(s) of the prior fiscal year), including in each case the notes thereon and (iii) reconciliations of (x) the audited profit and loss statement delivered pursuant to clause (i) to a profit and loss statement for the same period that are prepared consistently with the Financial Statements and (y) the applicable interim reviewed profit and loss statement and balance sheet delivered pursuant to clause (ii) to a profit and loss statement and balance sheet for the same period that are prepared consistently with the Financial Statements.

7.4         Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such Party’s material failure to comply with any provision of this Agreement.

Article VIII.
INDEMNIFICATION

8.1         Survival of Representations, Warranties and Covenants.

(a)          Except as provided in Sections 8.1(b) and 8.1(c) below, the representations and warranties of the Seller and the Buyer contained in Article III and Article IV of this Agreement, respectively, and the covenants and agreements to be performed prior to the Closing, shall survive the Closing for a period of two (2) years after the Closing Date, and shall thereafter be of no further force and effect.

(b)          The Fundamental Representations contained in this Agreement shall survive the Closing for a period of five (5) years after the Closing Date, and shall thereafter be of no further force and effect.

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(c)          The representations and warranties contained in Section 3.12, Section 3.16, and Section 3.17 shall survive for a period of three (3) years after the Closing Date, and shall thereafter be of no further force and effect.

(d)          The indemnity set forth in Section 8.2(d) shall survive for a period of five (5) years after the Closing Date, and shall thereafter be of no further force and effect.

(e)          All of the covenants and agreements of the Seller and the Buyer contained in this Agreement that by their nature are required to be performed at or after the Closing shall survive the Closing until fully performed or fulfilled.

(f)           A party’s rights to indemnification under this Article VIII shall not terminate with respect to any claim where the Indemnified Party (as defined below) has delivered a written notice to the Indemnifying Party prior to the relevant survival date set forth in this Section 8.1, alleging a breach of any representation, warranty or covenant or other right to indemnification; provided, however, that the applicable representation, warranty, covenant, agreement or right to indemnification under this Article VIII shall not terminate prior to the relevant survival date set forth in this Section 8.1 only with respect to the matter covered by such notice and shall terminate with respect to such matter immediately upon the final resolution thereof. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

8.2         Indemnification by the Seller and Seller Parent. The Seller and Seller Parent shall indemnify the Buyer and its Affiliates and their respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from:

(a)          any breach of any representation or warranty made by the Seller contained in Article III of this Agreement (other than the Fundamental Representations);

(b)          any breach of a Fundamental Representation;

(c)          any breach of any covenant or agreement by the Seller or Seller Parent contained in this Agreement;

(d)          any Straddle Environmental Liability; and

(e)          any Excluded Liability.

8.3         Indemnification by the Buyer. The Buyer shall indemnify the Seller, Seller Parent and their respective Affiliates and Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

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(a)          any breach of any representation or warranty made by the Buyer contained in this Agreement or Buyer Parent in Section 10.18(b);

(b)          any breach of any covenant or agreement by the Buyer contained in this Agreement or Buyer Parent in Section 10.18;

(c)          following the expiration of the indemnity period specified in Section 8.1(d), any Straddle Environmental Liability; and

(d)          any Assumed Liability.

8.4         Procedures.

(a)          In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and the basis for indemnification (including the applicable provision of this Agreement alleged to have been breached and under which indemnification is being sought), an estimate in reasonable detail of the Losses incurred in connection therewith and (if applicable and if known), the method of computation of such amount and such other information with respect thereto as the Indemnifying Party may reasonably request, to the extent available; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) material prejudice to the Indemnifying Party with respect to such claim.

(b)          The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within sixty (60) days of receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided, that the Indemnifying Party shall not have the right to assume control of such defense if the claim over which the Indemnifying Party seeks to assume control (i) involves a claim which would be materially detrimental to or materially injure the Indemnified Party’s reputation, employee, customer, payor or other material business relations, (ii) primarily seeks non-monetary relief (except if the only non-monetary relief sought is a declaratory judgment), (iii) involves criminal allegations against the Indemnified Party, (iv) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate due to conflicts of interest or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, (v) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, (vi) such claim is by a Governmental Authority (other than if such claim relates to Taxes or the Other Businesses) or (vii) it is reasonably likely that damages will be awarded in excess of the Indemnifying Party’s cap on liability for Losses arising in connection therewith. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof so long as such participation does not interfere with the Indemnifying Party’s defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party and at the sole cost of the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent.

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(c)          If the Indemnifying Party is entitled to, and does assume the defense of a Third-Party Claim, no settlement or compromise thereof may be effected by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the Third Party asserting the claim to all Indemnified Parties affected by the claim without any obligation on the part of any Indemnified Party (other than an obligation to pay amounts being borne entirely by the Indemnifying Party) and (ii) the settlement agreement provides, as the sole relief, monetary damages that are paid in full by the Indemnifying Party and does not contain any sanction or restriction upon the conduct or operations of any business by the Indemnified Party or any of its Affiliates. Notwithstanding the foregoing and anything to the contrary herein, in the event that the Indemnifying Party provides prior written notice to the Indemnified Party of any settlement or compromise of, or offer to settle or compromise, any Third-Party Claim and the Indemnified Party withholds its consent to such settlement or compromise then, in the event the Indemnifying Party is determined to be liable for indemnification hereunder, in no event shall the Indemnifying Party be liable for indemnification in amount greater than the monetary amount contained in such settlement or compromise of, or offer to settle or compromise, any Third-Party Claim, plus any reasonable costs of defense as provided herein.

(d)          In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, at the sole cost of the Indemnifying Party. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

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8.5         Environmental Indemnity Matters. The parties hereto agree on behalf of themselves, their respective Affiliates and each of their respective directors, officers, managers, employees and other agents and Representatives that, in addition to the provisions set forth in Section 8.4 (provided that, in the event of any conflict between this Section 8.5 and Section 8.4, this Section 8.5 will govern), with respect to any environmental matter (including any matter arising under any Environmental Law or Environmental Permit or involving any Remedial Action) subject to indemnification under Section 8.2 or Section 8.3 (each an “Environmental Indemnity Matter” ):

(a)          The Seller and Seller Parent shall have no obligation to indemnify any Buyer Indemnified Party for any Liability to the extent, and for the avoidance of doubt any such Liability that arises from the matters contemplated by this Section 8.5(a) shall be deemed to be an Assumed Environmental Liability, but in each case only to the extent such Liability (i) is discovered as a result of any soil or groundwater testing or sampling conducted by or on behalf of the Buyer, its Affiliates or any other Buyer Indemnified Party after the Closing Date unless and to the extent (A) necessary to comply with or required to be performed under Environmental Law or an Environmental Permit; (B) demanded by a Governmental Authority so long as none of the Buyer, its Affiliates or any other Buyer Indemnified Party has taken affirmative steps or actions for the purpose of initiating or encouraging such demand unless such steps or actions are required under Environmental Law or Environmental Permit; (C) reasonably necessary to respond to or correct an imminent and substantial endangerment to human health or the environment; (D) reasonably necessary for the maintenance, replacement, improvement (but not expansion) and/or repair of the Transferred Assets, which maintenance, replacement, improvement (but not expansion) and/or repair is performed for a bona fide business purpose (which bona fide business purpose shall not, for the avoidance of doubt, include any purpose to trigger a remediation of Hazardous Substances except as otherwise provided under this Section 8.5(a)); (E) reasonably required (1) pursuant to the terms of the Shared Services Agreement, the Paper Mill Services Agreement or the Crossett Sublease, including (x) to develop services to be provided by the Buyer to the Seller and its Affiliates pursuant to the terms of the Shared Services Agreement and the Paper Mill Services Agreement or (y) to replace services to be provided by the Seller and its Affiliates to the Buyer pursuant to the terms of the Shared Services Agreement and the Paper Mill Services Agreement; or (2) to replace services the Seller and its Affiliates will not provide to the Buyer after the Closing; (F) subject to Section 8.4, reasonably necessary to defend or resolve a Third-Party Claim; (G) conducted to comply with any lease requirements pertaining to any Leased Real Property; or (H) reasonably limited to Remedial Action reasonably necessary to respond to any Release of Hazardous Substances occurring after the Closing Date; (ii) results from a Release of Hazardous Substances at the Owned Real Property or Leased Real Property by any Person (other than the Seller or its Affiliates or any personnel, contractor, employee, agent, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing) that first begins on or after the Closing Date, or the exacerbation of any other Release of Hazardous Substances at the Owned Real Property or Leased Real Property, if first caused by any Person (other than Seller or its Affiliates or any personnel, contractor, employee, agent, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing) on or after the Closing Date; (iii) results from activities by the Buyer or its Affiliates or any personnel, contractor, employee, agent, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing on or after the Closing Date outside the ordinary course of business including any material change of use or any material new use, any construction, expansion, cessation of business activities, closure, demolition, or the abandonment of any of the Transferred Assets or the portion of the Owned Real Property that is the subject of the Crossett Sublease, as applicable, except to the extent reasonably required pursuant to the terms of the Shared Services Agreement, the Paper Mill Services Agreement or the Crossett Sublease; provided, for the avoidance of doubt, that any repair, maintenance, improvement (but not expansion) or replacement of the Transferred Assets reasonably necessary to operate the Business in the ordinary course in substantially the same manner as it was operated as of the Closing shall not violate the foregoing limitation; (iv) except with respect to Environmental Liabilities as set forth in items (b), (c) (solely to the extent provided in the proviso to the definition of “Environmental Law”) and (d) of the definition of Excluded Environmental Liabilities, results from the coming into force of, or the change in, any Environmental Law (including any new or modified cleanup standard or requirement) on or after the Closing Date; (v) is caused by any failure by any Buyer Indemnified Party to take commercially reasonable measures to comply in all respects with Environmental Laws and mitigate any Loss in accordance with Section 8.9; (vi) with respect to Straddle Environmental Liabilities, continues after the Closing during the Buyer’s or its Affiliate’s ownership or operation of the Business, the Transferred Assets or, with respect to the operation of the Business, the TOFRAC Plant Real Property; or (vii) otherwise has been caused, exacerbated, compounded or aggravated on or after the Closing Date by the Buyer, any of its Affiliates or any other Buyer Indemnified Party, or any employee, agent, contractor, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing.

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(b)          Any obligation of the Seller and Seller Parent to indemnify the Buyer Indemnified Parties or of the Buyer to indemnify the Seller Indemnified Parties for any Environmental Indemnity Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, in a reasonably cost-effective manner, the minimum standards required to be met based on industrial use, to attain or maintain compliance with applicable Environmental Laws as in effect as of the Closing Date. The parties hereto expressly agree that such minimum standards may include, without limitation, risk-based clean-up remedies and standards and/or the imposition of institutional controls, such as deed restrictions and engineering or institutional controls that are approved by a Governmental Authority, and further agree to request the application of, and to implement, risk-based clean-up remedies and standards and/or the imposition of institutional controls for any remediation required for an Environmental Indemnity Matter; provided, however, that such remedies and standards shall not materially hinder, impair, or limit the continued use of the property or operation of the Business as a pine chemical business.

(c)          The Seller and Seller Parent shall have the right, but not the obligation, to retain the defense and control of any Environmental Indemnity Matter arising under Section 8.2, including the management, disclosure, investigation, negotiation, performance, remediation and settlement thereof, and all interactions with Governmental Authorities with regard thereto, and shall (i) keep the Buyer reasonably informed relating to the progress of such Environmental Indemnity Matter (including, without limitation, providing the Buyer with copies of all material plans, reports and external correspondence) and provide reasonable opportunity for the Buyer to comment to the Seller on any proposed activities, plans, reports and external correspondence relating to such Environmental Indemnity Matter; (ii) select counsel, contractors and consultants of recognized standing and competence in connection with such Environmental Indemnity Matter (and the Seller agrees to incorporate any reasonable comments of the Buyer with respect to the same); (iii) diligently and promptly pursue the resolution thereof; and (iv) not, to the extent practicable, unreasonably interfere with the Buyer’s business operations in connection with such access, and prior to undertaking any Environmental Indemnity Matter or related investigation, Seller and Seller Parent shall notify the Buyer of same and give the Buyer the opportunity to make suggestions to minimize disruption-related impacts or costs.

(d)          In the event Seller or Seller Parent does not retain the defense and control of any Environmental Indemnity Matter arising under Section 8.2, and the Buyer provides a defense for the Environmental Indemnity Matter in accordance with Section 8.4, the Buyer shall (i) keep the Seller or Seller Parent, as applicable, reasonably informed relating to the progress of such Environmental Indemnity Matter (including, without limitation, providing the Seller or Seller Parent, as applicable, with copies of all material plans, reports and external correspondence) and provide reasonable opportunity for the Seller or Seller Parent, as applicable, to comment to the Buyer on any proposed activities, plans, reports and external correspondence relating to such Environmental Indemnity Matter (and the Buyer agrees to incorporate any reasonable comments of the Seller or Seller Parent, as applicable, with respect to the same); (ii) select counsel, contractors and consultants of recognized standing and competence in connection with such Environmental Indemnity Matter (subject to the approval of the Seller or Seller Parent, as applicable, which shall not be unreasonably withheld, conditioned or delayed); and (iii) diligently and promptly pursue the resolution thereof.

(e)          The parties hereto agree to cooperate with and assist any defense of any Environmental Indemnified Matter, and shall not interfere with any such defense. The parties hereto shall, and shall cause their respective Affiliates to, provide reasonable access to the Transferred Assets and the Crossett Facilities (for clarity, including the portion thereof leased by the Buyer as of and following the Closing), Representatives, utilities, staging areas and other goods and services that may be necessary or convenient to manage any such Environmental Indemnity Matter, and to all non-privileged records and other materials in the possession of the parties hereto, any of their respective Affiliates, and provide reasonable assistance in the collection of information or documents, in each case as reasonably required in connection with an Environmental Indemnity Matter.

(f)           Notwithstanding anything to the contrary set forth herein, a claim for an Environmental Indemnity Matter may be brought by (i) a Seller Indemnified Party solely under (A) Section 8.3(c) or (B) Section 8.3(d) in respect of an Assumed Liability identified in Section 2.3(d), Section 2.3(i) or Section 2.3(j) and (ii) a Buyer Indemnified Party solely under (A) Section 8.2(d) or (B) Section 8.2(e) in respect of an Excluded Liability identified in Section 2.4(d) or Section 2.4(g).

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8.6         Limits on Indemnification. Notwithstanding anything to the contrary, Seller’s and Seller Parent’s obligation to indemnify the Buyer Indemnified Parties shall be limited as follows:

(a)          no amounts of indemnity shall be payable pursuant to Section 8.2(a) unless and until such Buyer Indemnified Party shall have suffered indemnifiable Losses in excess of $3,300,000 (the “Deductible”) in the aggregate, in which case such Buyer Indemnified Party shall be entitled to recover only Losses in excess of the Deductible, provided that the Deductible shall not apply with respect to any claim for indemnification under Section 8.2(b), Section 8.2(c) or Section 8.2(e). Notwithstanding anything in this Agreement to the contrary, the Seller shall not be obligated to provide indemnification with respect to any individual claim pursuant to Section 8.2(a) for Losses if the entire amount of Losses relating to such claim is less than $25,000 (the “Per-Claim Threshold”), provided that in the case of any group of claims arising out of a common or related set of facts, events or circumstances, such claims shall be aggregated for purposes of determining whether the Per-Claim Threshold has been exceeded. Losses less than the Per-Claim Threshold shall not be included in the Losses that will be cumulated to determine when the Deductible is attained;

(b)          in no event shall the aggregate amount of indemnity required to be paid by the Seller pursuant to (i) Section 8.2(a) exceed $32,000,000 and (ii) Section 8.2(d), together with any claims brought under Section 8.2(a), exceed $50,000,000.

(c)          notwithstanding anything to the contrary, (other than with respect to Section 8.2(e)) the Seller and Seller Parent shall not have any indemnification obligation under this Agreement for an aggregate amount greater than the Purchase Price;

(d)          for purposes of computing the aggregate amount of claims, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Seller pursuant to Section 8.1 shall be limited to, the amount of Losses that remain after deducting therefrom (i) any Third Party insurance proceeds (other than proceeds from any representation and warranty insurance) and (ii) any indemnity, contributions or other similar payment payable by any Third Party with respect thereto, in each case, net of any deductible amounts, increases in premiums and costs, expenses and Taxes paid or incurred with respect to such proceeds, including any other reasonable out-of-pocket costs incurred in procuring such recovery and only to the extent actually received by a Buyer Indemnified Party.

(e)          no Buyer Indemnified Party shall be entitled to indemnification under Article VIII to the extent a Liability or reserve relating to the matter giving rise to such Loss has been included in the calculation of Net Working Capital;

(f)           the Seller and Seller Parent shall not be liable for any Loss of a Buyer Indemnified Party to the extent that it would not have arisen but for, or that the Liability to which it relates has been increased by, any omission carried out on or after the Closing by or on behalf of any Buyer Indemnified Party; and

(g)          Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for purposes of determining whether there has been a breach), each representation and warranty (other than Section 3.7(b) and Section 3.8(b)) in this Agreement will be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty, the inclusion of which would limit or potentially limit a claim by an Indemnified Party (as if such words were deleted from such representation and warranty).

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8.7         Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller or Seller Parent in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a Third Party (a “Potential Contributor”), based on the underlying claim asserted against the Seller or Seller Parent, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller or Seller Parent to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller or Seller Parent being required to make any payment to the Buyer Indemnified Party, (ii) second to the Seller or Seller Parent in an amount equal to the aggregate payments made by the Seller or Seller Parent to the Buyer Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (iii) the balance, if any, to the Buyer Indemnified Party.

8.8         Subsequent Recovery.

(a)          In any case where a Buyer Indemnified Party recovers from a Third Party any amount in respect of a matter with respect to which the Seller has indemnified it pursuant to this Agreement, such Buyer Indemnified Party shall promptly pay over to the Seller or Seller Parent, as applicable, the amount so recovered, but not in excess of the sum of (i) any amount previously so paid by the Seller or Seller Parent, as applicable, to or on behalf of the Buyer Indemnified Party in respect of such matter and (ii) any amount expended by the Seller in pursuing or defending any claim arising out of such matter; and

(b)          In any case where a Seller Indemnified Party recovers from a Third Party any amount in respect of a matter with respect to which the Buyer has indemnified it pursuant to this Agreement, such Seller Indemnified Party shall promptly pay over to the Buyer the amount so recovered net of any costs of collection or increase in premiums, but not in excess of the sum of (i) any amount previously so paid by the Buyer to or on behalf of the Seller Indemnified Party in respect of such matter and (ii) any amount expended by the Buyer in pursuing or defending any claim arising out of such matter.

8.9         Mitigation. Each Indemnified Party shall have a duty to observe its common law duty to mitigate any Loss arising out of or relating to any matter for which indemnification is sought pursuant to this Agreement or the transactions contemplated hereby.

8.10       Tax Treatment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

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8.11       Exclusivity. Except with respect to (a) any claim in which the Seller or Seller Parent is finally determined by a court of competent jurisdiction to have knowingly committed fraud made with the intent to deceive the Buyer regarding the representations and warranties contained in Article III of this Agreement, or (b) any breach of Section 5.15, the provisions of Section 2.11, this Article VIII and Section 10.13 hereof set forth the exclusive remedies of the parties to this Agreement for any breach of a representation, warranty, covenant or other claim arising out of or relating to this Agreement and the transactions contemplated hereby to seek or obtain damages or any other remedy or relief whatsoever from any party hereto with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

Article IX.
TERMINATION

9.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of the Buyer and the Seller;

(b)          (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Buyer;

(c)          (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 have not have occurred by, or shall have become incapable of fulfillment by, and has not been waived prior to August 22, 2018 (the “Outside Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have occurred by, or shall have become incapable of fulfillment by, and has not been waived prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date; provided, further, that the foregoing proviso shall not prevent the Buyer from being permitted to terminate this Agreement pursuant to this Section 9.1(c) in the event that it has fulfilled its obligations under Section 5.9 until the time of such termination pursuant to this Section 9.1(c); or

(d)          by either the Seller or the Buyer if there will be in effect a final nonappealable Closing Legal Impediment; provided, however, that the right to terminate this Agreement under this Section 9.1(d)) shall not be available to a Party if the failure of such Party to perform any of its obligations under this Agreement was a principal cause of, or principally resulted in, such Closing Legal Impediment.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

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9.2         Effect of Termination; Termination Fee.

(a)          In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties hereto will be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination will be without Liability to the Buyer, Buyer Parent, Seller Parent or Seller; provided that:

(i)          in the event this Agreement is terminated by the Seller or the Buyer pursuant to (A) Section 9.1(b) related to a breach by the Buyer of the covenants in Section 5.9, (B) Section 9.1(c) if at the time of such termination all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived, other than the conditions (x) set forth in Section 7.1(a) (if such Closing Legal Impediment arises under Antitrust Law), Section 7.1(b) or Section 7.3(f) and (y) that by their nature are to be satisfied by actions to be taken at Closing (but such conditions are otherwise then capable of being satisfied or (C) Section 9.1(d) (if such Closing Legal Impediment arises under Antitrust Law), then the Buyer shall pay to the Seller a non-refundable termination fee, without offset or reduction of any kind, within three (3) Business Days of the date of such termination by wire transfer of immediately available funds to an account designated in writing by the Seller, in an amount in cash (the “Regulatory Termination Amount”) equal to Fifteen Million Dollars ($15,000,000); and

(ii)         no such termination will relieve any party hereto from Liability for any material breach of its covenants or agreements hereunder on or prior to the date of termination pursuant to Section 9.1 (other than in the case of breach or alleged breach of Section 5.9 or Section 5.17 (to the extent relating to Antitrust Laws) by the Buyer (which shall, except with respect to any intentional breach of Section 5.9(a) or the final sentence of Section 5.9(b), instead be subject exclusively to the terms and conditions of Section 9.2(a)(i))).

(b)          The parties hereto acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.

(c)          The parties hereto acknowledge that payment of the Regulatory Termination Amount, if, as and when required pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Seller receiving such amount in the circumstances in which the Regulatory Termination Amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Regulatory Termination Amount shall be the sole and exclusive remedy of the Seller and its Affiliates for any termination of this Agreement pursuant to (x) Section 9.1(b) related to a breach by the Buyer of the covenants in Section 5.9(b), (y) Section 9.1(c) or (z) Section 9.1(d); provided, that the foregoing limitation shall not apply (i) in the case of any such breach of Section 5.9(a) or the final sentence of Section 5.9(b) that is intentional, (ii) in the case of failure to pay the Regulatory Termination Amount when due and owing hereunder or (iii) for the avoidance of doubt, with respect to the rights of the parties hereto to seek specific performance pursuant to Section 10.13 prior to the termination of this Agreement.

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(d)          Notwithstanding Section 9.1(c), this Section 9.2, together with the following sections, will survive any termination of this Agreement and will be enforceable hereunder: Section 5.8, Section 5.14, this Article IX, including, in each case, the definitions and interpretative matters contained in Article X to the extent applicable to such provisions.

Article X.
GENERAL PROVISIONS

10.1       Fees and Expenses. Except as otherwise provided herein (including under Section 2.11(d), Section 4.7, Section 5.9(f), Section 6.1, Section 6.3 and Article VIII), all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

10.2       Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

10.3       Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

10.4       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by email or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Seller, to:

Georgia-Pacific LLC

133 Peachtree Street

Atlanta, Georgia 30303

Attention: General Counsel

Email: LegalNotice@gapac.com

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with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: Rahul Patel

Email: rpatel@kslaw.com

(b)	if to the Buyer, to:

Ingevity Corporation

5255 Virginia Avenue

North Charleston, South Carolina 29406

Attention: Law Department

Email: ryan.fisher@ingevity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	Richard Porter, P.C.

Maggie Flores

Email:	richard.porter@kirkland.com

maggie.flores@kirland.com

10.5       Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The word “or” will be construed to be disjunctive but not exclusive. Unless the context implies otherwise, the terms “made available”, “delivered” or “provided” refer to information having been disclosed in the Data Room prior to the date hereof.

10.6       Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto respecting its subject matter, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any Ancillary Agreement or the Confidentiality Agreement shall be deemed to contain or imply any restriction, promise, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

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10.7       No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VIII, Section 10.18 and Section 10.21(c)(i).

10.8       Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

10.9       Submission to Jurisdiction.

(a)          Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any Delaware State or federal court sitting in the City of Wilmington, New Castle County, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(b)          To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the forum set forth in Section 10.9(a). Each of the parties hereto consents to process being served by any party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.4.

10.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules, this Agreement or the Ancillary Agreements, the information and disclosures contained in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any Person (including any other party hereto) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary contained in the Disclosure Schedules, this Agreement or the Ancillary Agreements, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Seller to which the relevance of such information and disclosure is reasonably apparent from a plain reading thereof. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the Business. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or any similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information and disclosures contained in the Disclosure Schedules corresponding to Article III and Article V of this Agreement are intended only to qualify and limit the representations and warranties contained in Article III of this Agreement and the covenants contained in Article V of this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

10.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party hereto.

10.12    Assignment; Successors. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party; provided, however, that the Buyer may, without the consent of the Seller, assign the right to acquire all or part of the Transferred Assets to one or more wholly-owned Subsidiaries of the Buyer but the Buyer shall not be relieved of any of its obligations or liabilities under this Agreement; provided, further, that the Seller and Seller Parent may, without the consent of the Buyer, and Buyer may, without the consent of the Seller and Seller Parent, assign their respective rights, interests or obligations hereunder, including by operation of law, to any of their Affiliates but the Seller, Seller Parent or the Buyer (as applicable) shall not be relieved of any of its obligations or liabilities under this Agreement.

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10.13    Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum set forth in Section 10.9(a), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.14    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

10.15    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.16    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party

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10.18    Buyer Parent Guaranty.

(a)          Buyer Parent unconditionally and irrevocably guarantees to each Seller Indemnified Party and their respective successors and assigns the full and timely performance of the Buyer’s obligations required to be performed prior to, at, or following the Closing pursuant to this Agreement and the Ancillary Agreements, including without limitation the obligation to pay the Closing Purchase Price, the Purchase Price Adjustment (if owed by the Buyer), the Regulatory Termination Amount (if owed by the Buyer) and any amount owed by the Buyer under Section 2.11(d), Section 4.7, Section 5.9(f), Section 6.1, Section 6.3 and Article VIII (collectively, the “Guaranteed Obligations”). Buyer Parent acknowledges and agrees that its guaranty is full, absolute and unconditional, is a guaranty of performance and not merely of collection and is in no way conditioned or contingent upon any attempt to collect from the Buyer, and no extension, increase, modification, amendment, waiver, consent, release or extinguishment of any Guaranteed Obligation, or other change in any Guaranteed Obligation, whether by agreement of the Buyer and the Seller, decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of its guaranty, nor will such validity and enforceability be affected by any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Buyer Parent hereby waives, for the benefit of the Seller, to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including those which would otherwise require any election of remedies by the Seller (other than full performance and payment of the Guaranteed Obligations), and further waives any notice (including notice of acceptance or nonpayment), presentment, demand, performance, protest, suit or other action as the same pertains to the Buyer or any of the applicable Guaranteed Obligations, or any right to require the Seller to proceed against the Buyer or to exhaust any security held by the Seller, or to pursue any other remedy with respect to any of the applicable Guaranteed Obligations. Buyer Parent may not exercise any rights of subrogation it may acquire due to its payment of an obligation of the Buyer unless and until the Seller has been paid in full under this Agreement. In the event that Buyer Parent receives any payment on account of such rights of subrogation while any portion of the obligations guaranteed hereby remains outstanding, Buyer Parent shall pay all such amounts so received to the Seller to be applied to the payment of the obligations payable hereunder. Buyer Parent agrees that it will indemnify the Seller and Seller Indemnified Parties for all reasonable costs and expenses (including legal fees) incurred by the Seller and Seller Indemnified Parties in connection with the enforcement of the Guaranteed Obligations.

(b)          Buyer Parent represents and warrants to the Seller that (i) it is duly incorporated or organized, validly existing and in good standing under the Laws of the state of its formation or incorporation, (ii) it has all requisite entity power and authority to (A) execute and deliver this Agreement, (B) perform its respective obligations hereunder and (C) consummate the transactions contemplated hereby, (iii) this Agreement has been duly executed and delivered by it and (iv) assuming the due authorization, execution and delivery by the Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(c)          The obligations of Buyer Parent under its guarantee, with respect to any of the Guaranteed Obligations, shall not be subject to any reduction, limitation, impairment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Guaranteed Obligation. Without limiting the generality of the foregoing, the obligations of Buyer Parent under its guarantee, with respect to any of the Guaranteed Obligations, shall not be discharged or impaired or otherwise affected by, (i) the failure of the Seller to assert any claim or demand or to enforce any right or remedy under this Section 10.18 or any other agreement, (i) any default, failure or delay, willful or otherwise, in the performance of all or any part of any Guaranteed Obligation or (iii) any other act or omission or delay to do any other act which might in any manner or to any extent vary the risk of Buyer Parent or which would otherwise operate as a discharge or a guarantee as a matter of law, and Buyer Parent hereby waives (i) all presentments, demands for performance or performance of the Buyer, notices of protest for non-payment or non-performance, notices of default, any other notice, any proof of reliance by the Seller upon the guarantee contained in this Section 10.18 or acceptance of the guarantee contained herein and all other formalities, (ii) any rights to set-off recoupments, claims, counterclaims and (iii) any right to revoke or terminate this guarantee.

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(d)          The Seller and the Buyer may at any time and from time to time without notice to or consent of Buyer Parent and without impairing or releasing the obligations of Buyer Parent under its guaranty, with respect to any of the Guaranteed Obligations, (i) by written agreement make any change in the terms of the Guaranteed Obligations, (ii) take or fail to take any action of any kind in respect of any security for the Guaranteed Obligations, or (iii) exercise or refrain from exercising any rights against the Buyer or others. Buyer Parent shall not institute, and shall cause its Affiliates not to institute, any Action asserting that this guaranty is illegal, invalid or unenforceable in accordance with its terms. This guaranty may not be revoked or terminated and will remain in full force and effect and will be binding on Buyer Parent, its successors and assigns until all of its respective Guaranteed Obligations have been paid and satisfied in full. This guaranty will continue to be effective or will be reinstated, as the case may be, if and to the extent that any payment of, or other transaction satisfying any Guaranteed Obligation, is rescinded or must otherwise be returned by the recipient thereof as a result of the insolvency, bankruptcy, reorganization or similar event of the Buyer, Buyer Parent or any other Person.

10.19    Electronic Signature. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail transmission shall be as effective as delivery of a manually executed counterpart of the Agreement.

10.20    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.21    No Conflict; Privilege.

(a)          Each of the parties, for itself and its Affiliates, hereby confirms that no engagement that King & Spalding LLP has undertaken or may undertake on behalf of any of the Seller or any of its respective current or former equity holders or any of their respective Affiliates (the “Continuing Clients”) will be asserted by the Buyer or any of its Affiliates either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify King & Spalding LLP from any current or future representation of any of the Continuing Clients; and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify King & Spalding LLP in any continuing or post-Closing representation of any of the Continuing Clients.

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(b)          The Buyer, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between or among any of the Continuing Clients, on the one hand, and King & Spalding LLP, on the other hand, including that which was made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, or any matter relating to any of the foregoing (collectively, “Protected Material”): (i) are privileged and confidential communications and documentation between or among one or more of the Continuing Clients and such counsel; (ii) shall be deemed to belong solely to the Continuing Clients; and will not pass to, be claimed, held or used by or become, following the Closing, an asset or property of the Buyer or its Affiliates with respect to disputes between the Buyer, on the one hand and the Seller on the other hand. From and after the Closing, (A) none of the Buyer, its Affiliates, nor any Person purporting to act on behalf of or through the Buyer or any of their its Affiliates, will seek to obtain Protected Material by any process, and (B) the Buyer, on behalf of itself and its Affiliates, will not assert against any of the Continuing Clients, or against any manager, director, member, partner, officer, employee or Affiliate of any of the Continuing Clients, any attorney-client privilege, or any right to discover or obtain information or documentation, with respect to disputes relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, between King & Spalding LLP, on the one hand, and either any of the Continuing Clients, on the other hand, occurring prior to the Closing in connection with any representation from and after the Closing.

(c)          Notwithstanding the foregoing, none of the parties hereby waives any attorney-client privilege, including relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, in connection with any third-party private or governmental adversarial investigation, proceeding, or litigation with respect to disputes between the Buyer, on the one hand, and the Seller on the other hand.

(i)          The Buyer further agrees that King & Spalding LLP is a third party beneficiary of this Section 10.21.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

GEORGIA-PACIFIC CHEMICALS LLC

By:	/s/ David G. Park
Name: David G. Park
Title: Vice President – Business Development

SELLER PARENT:

GEORGIA-PACIFIC LLC

By:	/s/ David G. Park
Name: David G. Park
Title: Senior Vice President – Business Development

BUYER PARENT:

INGEVITY CORPORATION

By:	/s/ D. Michael Wilson
Name: D. Michael Wilson
Title: President and Chief Executive Officer

BUYER:

INGEVITY ARKANSAS, LLC

By:	/s/ D. Michael Wilson
Name: D. Michael Wilson
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]